Filed Pursuant to Rule 424(b)(3)

Registration No. 333-185247

PROSPECTUS

CELSUS THERAPEUTICS PLC

2,608,437 Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified herein of up to an aggregate of 2,608,437 ordinary shares, par value £0.01 per share (“Ordinary Shares”), represented by American Depository Shares, or ADSs, in the ratio of ten Ordinary Shares to one ADS. The selling shareholders are identified in the table commencing on page 28. The shares held by these selling shareholders are being registered hereunder in accordance with previously disclosed agreements between us and these selling shareholders. No shares are being registered hereunder for sale by us and, therefore, we will not receive any proceeds from the sale of securities under this prospectus, although we may receive proceeds from the exercise of warrants in respect of which certain of the Ordinary Shares registered hereby are issuable.

Our ADSs are listed on The NASDAQ Capital Market under the symbol “CLTX.” On March 31, 2014, the last reported sale price of our ADSs on The NASDAQ Capital Market, was $6.49 per ADS. The Selling Shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, are eligible for reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before investing in our securities.

Neither the U.S. Securities and Exchange Commission nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2014

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SUMMARY

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process, the selling shareholders listed in the table commencing on page 28 may, from time to time, sell the offered securities described in this prospectus in one or more offerings, up to a total of 2,608,437 Ordinary Shares. The shares held by these selling shareholders are being registered hereunder in accordance with previously disclosed agreements between the Company and these shareholders. No shares are being registered hereunder for sale by the Company.

We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation regarding any of the securities offered hereby. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the front of the document or that any information we have incorporated by reference is correct as of any date other than the date of the document incorporated by reference, even though this prospectus is delivered and securities are sold on another date.

This prospectus does not contain all of the information included in the registration statement and the exhibits thereto. This prospectus includes statements that summarize the contents of contracts and other documents that are filed as exhibits to the registration statement. These statements do not necessarily describe the full contents of such documents, and you should refer to those documents for a complete description of these matters. It is important for you to read and consider all information contained in this prospectus and any prospectus supplement, including the documents referred to in the section entitled “Incorporation by Reference,” together with the additional information described below under the heading “Where You Can Find More Information.”

In this prospectus, “Morria,” “Celsus,” the “Company,” “we,” “us,” and “our” refer to Celsus Therapeutics PLC and its subsidiaries, unless the context otherwise requires.

Our Business

Celsus Therapeutics PLC is a biopharmaceutical company dedicated to the discovery and development of novel, first-in-class, non-steroidal, synthetic anti-inflammatory drugs. We recently changed our corporate name from Morria Biopharmaceuticals PLC to Celsus Therapeutics PLC. We believe that we have created a new class of synthetic drugs that we term Multifunctional Anti-Inflammatory Drugs representing a new multi-drug platform for the treatment of a wide range of inflammatory diseases and conditions. For decades, steroids have been the most commonly used anti-inflammatory drugs in the world, used extensively to treat inflammatory diseases and allergies. However, steroids are associated with severe side effects, such as metabolic changes, weight gain, changes in blood pressure, diabetes, osteoporosis, cataract and glaucoma, psychosis and depression. These side effects have led to reluctance by the Federal Drug Administration, or FDA, medical providers and their patients to use these drugs, providing an unmet need in multiple disease markets for safer alternatives to steroids.

In general, inflammation is a defense mechanism (part of our immune system) protecting our bodies from infection. However, when inflammation is triggered for the wrong reasons (i.e., not as a reaction to infection) or is unable to shut down, this results in an inflammatory disease. Since each organ in the body is capable of protecting itself from infections using inflammation, each organ can suffer from an inflammatory disease or condition such as allergies.

Inflammatory diseases therefore manifest in a wide range of symptoms, affecting any organ in the body and have diverse causes. Inflammatory diseases encompass such diverse diseases as respiratory diseases (e.g. allergic rhinitis, asthma, and chronic obstructive pulmonary disease (COPD)), chronic gastrointestinal diseases (e.g. Crohn’s disease and ulcerative colitis), skin inflammations (e.g. dermatitis, eczema, psoriasis and rosacea), cardiovascular diseases (e.g. restenosis, thrombosis and acute cardiovascular syndrome), diseases of the eye (e.g. dry eye, uveitis, and conjunctivitis), diseases such as arthritis and related diseases (e.g. osteo-arthritis and rheumatoid-arthritis), autoimmune disorder (e.g. Lupus, Wegeners, and dermatomyositis), and disease of the central nervous system (e.g. multiple sclerosis). However, while the causes and symptoms of these diseases are diverse, their treatment is often the same: anti-inflammatory drugs.

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We currently have two novel product candidates in our clinical pipeline, both of which have completed first-in-patient clinical studies (Phase 2a): MRX-4, a nasal spray for treating allergic rhinitis (or hay fever), and MRX-6, a topical cream for treating contact dermatitis (a common type of eczema). The Phase 2a clinical trial for MRX-4 was conducted under The International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, or ICH, rules, which comply with the FDA’s rules. At this time, we do not plan additional trials in allergic rhinitis. The Phase 2a clinical trial for MRX-6 was conducted as an academic study and, thus, is neither ICH- or FDA-compliant. A second, multi-center, vehicle controlled, double blind, dose ranging study of MRX-6 study is currently underway in Israel. Results for the first part of this study were reported on May 8, 2013. These results demonstrated that MRX-6 was a safe and effective treatment for chronic hand eczema secondary to contact dermatitis, replicating the results we saw in our earlier Phase IIa trial. The data announced on May 8 were interim results from the first cohort (2% MRX-6 vs. vehicle) of a multi-center Phase II double blind, two step dose-ranging, vehicle and active control study of MRX-6 for the treatment of patients with chronic hand eczema due to allergic contact dermatitis (ACD). The results showed a 56% improvement in symptoms (dryness, scaling, redness, pruritus and fissures) from baseline in the MRX-6 treated hand/forearm, compared to a 24% improvement for vehicle (“placebo”) treated hand/forearm (p < 0.0001). Each patient acted as his or her own control. Clinically significant benefit, defined as a 50% reduction in symptoms from baseline in the MRX-6 treated hand/forearm was seen in 67% of patients. MRX-6 was found to be safe and well-tolerated, with no adverse events. The benefit was similar regardless of patient baseline score, study center or symptom sub-score.

We may also undertake, depending on available resources, pre-clinical studies for three other product candidates: OPT-1 (for the treatment of conjunctivitis and dry eye); MRX-5 (for the treatment of inflammatory bowel disease); and CFX-1 (for the treatment of cystic fibrosis). Given the common biochemical mechanism of all inflammatory diseases, we plan to gradually expand the application of our platform technology for our product candidates to other forms of inflammatory diseases in the future, such as arthritis and related diseases (osteoarthritis and rheumatoid-arthritis).

Corporate Information

Our corporate headquarters are located at 53 Davies Street, London W1K 5JH, United Kingdom, telephone +44-203-318-3004, and our registered office is located at 42-46 High Street, Esher, Surrey KT109QY, United Kingdom. Our internet address is http://www.celsustx.com. Our website and the information contained on or accessible through our website are not part of this prospectus. Our agent for service of process in the United States is Mark S. Cohen, Esq., Pearl Cohen Zedek Latzer, LLP, New York, New York 10036.

For additional information about our company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation by Reference.” Additional information about us can be found on our website, at www.celsustx.com , and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and online at www.sec.gov and our website at www.celsustx.com.

Implications of Being an Emerging Growth Company

Pursuant to The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we are classified as an “Emerging Growth Company.” Under the JOBS Act, Emerging Growth Companies are exempt from certain reporting requirements, including the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. Under this exemption, our auditor will not be required to attest to and report on management’s assessment of our internal controls over financial reporting during a five-year transition period. We are also exempt from certain other requirements, including the requirement to adopt certain new or revised accounting standards until such time as those standards would apply to private companies.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors contained or to be contained in our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

Risks Relating to Our Financial Position and Our Business

We anticipate that we will incur losses for the foreseeable future and we may never achieve or sustain profitability.

We do not expect to generate revenue or profitability that is necessary to finance our operations in the short term. We incurred losses of $3,620,000 and $4,268,000 for the year ended December 31, 2013 and 2012, respectively, and $2,119,000 and $675,000 for the years ended December 31, 2011 and 2010, respectively. In addition, our accumulated deficit as of December 31, 2013 and December 31, 2012 was $20,542,000 and $16,922,000, respectively. We expect to continue to incur significant research and development and other significant operating expenses and capital expenditures and anticipate that we will continue to have significant expenses and losses in the foreseeable future as we:

•	conduct our Phase 2 clinical trials of MRX-6 for dermatitis and initiate additional clinical trials, if supported by the results of such trials;

•	conduct the synthesis and formulation of MRX-6;

•	conduct preclinical toxicology and absorption, distribution, metabolism and excretion, or ADME, studies for MRX-6;

•	conduct preclinical studies of OPT-1 for ophthalmic inflammation (including synthesizing and formulation of OPT-1);

•	conduct preclinical studies of CFX-1 for cystic fibrosis (including synthesizing and formulation of CFX-1);

•	Conduct preclinical work for other potential indications;

•	expand our management;

•	prepare and make filings with regulatory agencies, potentially including, but not limited to, IND filings with the FDA for MRX-6 and potentially OPT-1 and CFX-1; and

•	incur increased general and administrative expenses as a result of being a public company.

We must generate significant revenue to achieve and maintain profitability. Even if we succeed in developing and commercializing one or more of our product candidates, we may not be able to generate sufficient revenue and we may never be able to achieve or maintain profitability.

We are a development stage company and our limited operating history may make it difficult to evaluate the success of our business to date and to assess our future viability.

We are a development stage company. We commenced operations in February 2005. Our operations to date have been limited to organizing and staffing our company, acquiring, developing, and securing our technology, and undertaking pre-clinical studies and certain clinical trials of our product candidates. We have not filed regulatory applications in the United States for our product candidates and we have not yet demonstrated an ability to obtain regulatory approval, or to synthesize, formulate and manufacture a commercial-scale product, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or had previously discovered, developed, and/or commercialized an approved product.

We will require additional capital to fund our operations, and if we are unable to obtain such capital, we will be unable to successfully develop and commercialize our product candidates.

As of March 12, 2014, we had existing cash and investment securities of approximately $14.0 million. We will require additional capital in order to complete the clinical development of and to commercialize our product candidates and our pre-clinical product candidates and to expand our operational plan and management.

Our operating plan for fiscal year 2014 includes research and development expenses which includes personnel expenses, the synthesis, formulation and manufacturing and toxicology work of MRX-6 for its Phase II clinical trials as well as accounting, legal, personnel and corporate expenses to maintain our listing as a public company. In January through September 17, 2013, we received investments totaling $1,706,000 and on September 24, 2013, we closed on investments totaling approximately $12,516,000 that enabled us to continue the development of MRX-6 and prepare for our Phase II trial. Furthermore, on February 5, 2014, we closed on a public offering totaling approximately $9,200,000. The additional capital raised enables us to initiate the following additional research and development activities:

•	Conduct the formulation and toxicology testing of MRX-6 (in the approximate amount of $2,900,000);

•	Phase II clinical trials of MRX-6 for dermatitis (in the approximate amount of $1,000,000);

•	Preclinical testing of OPT-1 and formulation development of (in the approximate amount of $1,900,000); and

•	Preclinical testing of CFX-1 and formulation development (in the approximate amount of $1,500,000).

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Our future capital requirements will depend on many factors that are currently unknown to us, including:

•	the timing of initiation, progress, results and costs of our clinical trials for MRX-6;

•	the timing and costs related to the filing of INDs for MRX-6, CFX-1 and OPT-1;

•	the results of preclinical studies of OPT-1 and CFX-1 and the timing of initiation, progress, results and costs of any clinical trials that we may initiate based on the preclinical results;

•	the costs of synthesis and formulation;

•	the costs of raw materials in order to produce our product candidates;

•	the costs of producing the product candidates;

•	the costs of establishing commercial manufacturing arrangements and of establishing sales and marketing functions, if needed;

•	the cost of scale-up and optimization;

•	the scope, progress, results, and cost of preclinical development, clinical trials, and regulatory review of any new product candidates for which we may initiate development;

•	the cost of filing regulatory applications for our product candidates;

•	the costs of preparing, filing, and prosecuting patent applications and maintaining, enforcing, and defending intellectual property-related claims;

•	our ability to establish research collaborations and strategic collaborations and licensing or other arrangements on terms favorable to us;

•	the costs to satisfy our obligations under potential future collaborations; and

•	the timing, receipt, and amount of sales, milestone payments, licensing fees or royalties, if any, from any approved product candidates.

There can be no assurance that additional funds will be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may be required to terminate or delay clinical trials or other development for one or more of our product candidates.

We may seek to raise any necessary funds through public or private equity offerings, debt financings, or strategic alliances and licensing arrangements. We may not be able to obtain additional financing on terms favorable to us, if at all. General market conditions may make it very difficult for us to seek financing from the capital markets. We may be required to relinquish rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us, in order to raise additional funds through alliance, joint venture or licensing arrangements.

Our recent financings may result in significant dilution for existing stockholders.

The securities purchase agreements from our private placement financings in November 2012 and January and February 2013 contained “down round” price protection provisions, which provide that until April 16, 2015, if we make certain dilutive issuances of ordinary shares at a price per share below the per ordinary share purchase price of $2.00 (referred to as a “dilutive issuance”), then immediately after such dilutive issuance, we will be obligated to issue to each purchaser, without the payment of additional consideration, additional ordinary shares, pursuant to the formula set forth in such securities purchase agreements. As a result of our September 2013 financing which had a per share purchase price of $0.57 per ordinary share, we issued additional shares to such purchasers. Accordingly, if we were to issue ordinary shares at less than $0.57 per ordinary share (subject to customary exceptions), we would be required to issue more additional shares to these purchasers. In addition, in the event we sell warrants or other rights (subject to customary exceptions) with an exercise price below $2.00 per ordinary share, the exercise price of the warrants issued in such financings shall be reduced to such lower exercise price. These same price protection provisions are also in the subscription agreements dated September 30, 2012, March 20, 2013, April 9, 2013, April 30, 2013, May 13, 2013, September 10, 2013 and September 17, 2013 relating to the purchase of an aggregate of 135,525 shares. The down round terms from these financings could result in significant and material dilution to current shareholders if we were to sell our ordinary shares at a price below $0.57 per ordinary share or issue warrants with an exercise price less than $2.00 per ordinary share.

Raising additional capital may cause dilution to existing shareholders, restrict our operations or require us to relinquish rights.

We may seek the additional capital necessary to fund our operations through public or private equity offerings, collaboration agreements, debt financings or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, existing shareholders’ ownership interests will be diluted and the terms may include liquidation or other preferences that adversely affect their rights as a shareholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise additional funds through collaboration and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

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Capital markets have recently experienced a period of disruption and instability, which has had and could have a negative impact on the availability and cost of capital.

The United States capital markets had recently been adversely affected by economic problems experienced in the United States and abroad, particularly in Europe. These global conditions impacted the broader worldwide financial and credit markets and reduced the availability of debt and equity capital for the market as a whole. These global conditions could recur and persist for a prolonged period of time or worsen in the future. Our ability to access the capital markets may be restricted at a time when we would like, or need, to access those markets, which could have an impact on our flexibility to react to changing economic and business conditions. The resulting lack of available credit, lack of confidence in the financial sector, increased volatility in the financial markets could materially and adversely affect the cost of debt financing and the proceeds of equity financing may be materially adversely impacted by these market conditions.

Our future success depends on our ability to retain our key executives and to attract, retain, and motivate qualified personnel.

The competition for qualified personnel in the biopharmaceutical field is intense and we must retain and motivate highly qualified scientific personnel as well as attract new personnel. We are highly dependent on certain officers and employees, including Mr. Mark Cohen, our Executive Chairman, Dr. Gur Roshwalb, our Chief Executive Officer, Dov Elefant, our Chief Financial Officer and Dr. Pablo Jimenez, our Chief Medical Officer. All of the agreements with these principal members of our executive and scientific teams provide that employment is at-will and may be terminated by the employee at any time and without notice. The loss of the services of any of these persons might impede the achievement of our research, development, and commercialization objectives. Recruiting and retaining qualified scientific personnel and possibly sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. We do not maintain “key person” insurance on any of our employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We will need to hire additional employees in order to commercialize our product candidates in the future. Any inability to manage future growth could harm our ability to commercialize our product candidates, increase our costs and adversely impact our ability to compete effectively.

In order to commercialize our product candidates in the future, we will need to hire experienced sales and marketing personnel to sell and market those product candidates we decide to commercialize, and we will need to expand the number of our managerial, operational, financial and other employees to support commercialization. Competition exists for qualified personnel in the biopharmaceutical field.

Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

We are exposed to risks related to foreign currency exchange rates.

Some of our costs and expenses are denominated in foreign currencies. When the United States dollar weakens against the foreign currencies, the United States dollar value of the foreign currency denominated expense increases, and when the United States dollar strengthens against the foreign currencies, the United States dollar value of the foreign currency denominated expense decreases. Consequently, changes in exchange rates, and in particular a weakening of the United States dollar, may adversely affect our results of operations.

Risks Related to the Development and Regulatory Approval of Our Product Candidates

Our success is largely dependent on the success of our product candidates, and we cannot be certain that we will be able to obtain regulatory approval for or successfully commercialize any of these product candidates.

We have invested significant time and financial resources in the development of our product candidates. We anticipate that our success will depend largely on the receipt of regulatory approval of clinical development and successful commercialization of our product candidates. The future success of our clinical and pre-clinical programs will depend on several factors, including the following:

•	our ability to provide acceptable evidence of their safety and efficacy;

•	receipt of marketing approval from the FDA and similar foreign regulatory authorities;

•	obtaining and maintaining commercial manufacturing arrangements with third-party manufacturers or establishing commercial-scale manufacturing capabilities;

•	possibly establishing an internal sales force or collaborating with pharmaceutical companies or contract sales organizations to market and sell any approved drug;

•	the availability of the raw materials to produce our product candidates; and

•	the submission and approval of regulatory filings, and availability of Drug Master Files for raw materials that we are using.

Many of these factors are beyond our control. Accordingly, we cannot assure you that we will ever be able to generate revenues through the license or sale of any of our product candidates.

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Our product candidates are still in the early stages of development and remain subject to clinical testing and regulatory approval. If we are unable to successfully develop and test our product candidates, we will not be successful.

To date, we have not filed any US regulatory applications, have not received regulatory approval, nor distributed or sold any drugs. The success of our business depends substantially upon our ability to develop and commercialize our product candidates successfully. We currently have a clinical-stage product candidate in development, MRX-6, which is in the early stages of clinical development. Our product candidates are prone to the risks of failure inherent in drug development. Before obtaining regulatory approvals for the commercial sale of MRX-6 or any other product candidate for a target indication, we must demonstrate with substantial evidence gathered in well-controlled clinical trials, and, with respect to approval in the United States, to the satisfaction of the FDA and, with respect to approval in other countries, similar regulatory authorities in those countries, that the product candidate is safe and effective for use for that target indication. Although the Phase 2 clinical trial for MRX-4 was conducted under ICH rules, which comply with the FDA’s rules, the Phase 2 clinical trial for MRX-6 was conducted as an academic study and, thus, is neither ICH- nor FDA-compliant. We are therefore required to execute another clinical trial that will be either FDA compliant or ICH compliant and, thus, compliant with the FDA’s rules, in order to advance this product candidate’s development. We intend to execute such a trial in 2015. We currently expect to submit Investigational New Drug, or IND, applications MRX-6 (for dermatitis) in the second half of 2014 and potentially OPT-1 and CFX-1 in 2015. We also plan to initiate pre-clinical work to advance OPT-1 for ophthalmologic indications and potentially CFX-1 in cystic fibrosis in 2014. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. Despite our efforts, our product candidates may not:

•	offer improvement over existing, comparable drugs;

•	be proven safe and effective in clinical trials;

•	meet applicable regulatory standards; or

•	be successfully commercialized.

Positive results in preclinical studies or clinical studies of a product candidate may not be predictive of similar results in humans during clinical trials, and promising results from early clinical trials of a product candidate may not be replicated in later clinical trials. Interim results of a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from completed preclinical studies and clinical trials for our product candidates may not be predictive of the results we may obtain in later stage trials or studies. Our preclinical studies or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials, or to discontinue clinical trials altogether. We may also decide to stop development of a product candidate for other reasons. We do not expect any of our product candidates to be commercially available for at least several years and some or all may never become commercially available.

If clinical trials for our product candidates are prolonged or delayed, we may be unable to commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any revenue from potential product sales.

We cannot predict whether we will encounter problems with any of our ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

•	conditions imposed on us by the FDA or any foreign regulatory authority regarding the scope or design of our clinical trials;

•	the possible lack of acceptance of our data from our Phase 2 results by the FDA, due to the fact that the trials were not conducted under FDA protocols or in the United States;

•	delays in obtaining, or our inability to obtain, required approvals from institutional review boards, or IRBs, or other reviewing entities at clinical sites selected for participation in our clinical trials;

•	insufficient supply or deficient quality of our product candidates supply or materials to produce our product candidates or other materials necessary to conduct our clinical trials;

•	delays in obtaining regulatory agreement for the conduct of our clinical trials;

•	lower than anticipated enrollment and retention rate of subjects in clinical trials for a variety of reasons, including size of patient population, nature of trial protocol, the availability of approved effective treatments for the relevant disease and competition from other clinical trial programs for similar indications;

•	serious and unexpected drug-related side effects experienced by patients in clinical trials;

•	failure of our third-party contractors to meet their contractual obligations to us in a timely manner;

•	preclinical or clinical trials may produce negative or inconclusive results, which may require us or any potential future collaborators to conduct additional preclinical or clinical testing or to abandon projects that we expect to be promising;

•	even if preclinical or clinical trial results are positive, the FDA or foreign regulatory authorities could nonetheless require us to conduct unanticipated additional clinical trials;

•	registration or enrollment in clinical trials may be slower than we anticipate, resulting in significant delays or study terminations;

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•	we or any potential future collaborators may suspend or terminate clinical trials if the participating patients are being exposed to unacceptable health risks;

•	regulators or institutional review boards may suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements; and

•	our product candidates may not have the desired effects or may include undesirable side effects.

Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results. In addition, a clinical trial may be suspended or terminated by us, the FDA, the IRBs at the sites where the IRBs are overseeing a trial, or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•	the imposition of a clinical hold by the FDA;

•	varying interpretation of data by the FDA or similar foreign regulatory authorities;

•	failure to achieve primary or secondary endpoints or other failure to demonstrate efficacy;

•	seasonal issues, as the conducting of our clinical trials is dependent on the season of the year;

•	unforeseen safety issues; or

•	the lack of adequate funding to continue the synthesis, formulation, manufacture and/or clinical trials.

Additionally, changes in standard of care or regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes. Such amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the cost, timing or successful completion of a clinical trial. Such changes may also require us to reassess the viability of the program in question.

We do not know whether our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, if at all. Delays in our clinical trials will result in increased development costs for our product candidates. In addition, if we experience delays in completion of, or if we terminate, any of our clinical trials, the commercial prospects for our product candidates may be affected and our ability to generate product revenues will be delayed. Furthermore, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

Even if our product candidates receive regulatory approval in the United States, we may never receive approval or commercialize our products outside of the United States.

In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the United States as well as other risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval would impair our ability to develop foreign markets for our product candidates and may have a material adverse effect on our results of operations and financial condition.

Both before and after marketing approval, our product candidates are subject to ongoing regulatory requirements, and if we fail to comply with these continuing requirements, we could be subject to a variety of sanctions and the sale of any approved commercial products could be suspended.

Both before and after regulatory approval to market a particular product candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping related to the product candidates are subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities, we could be subject to administrative or judicially imposed sanctions, including:

•	restrictions on the products or manufacturing processes;

•	warning letters;

•	civil or criminal penalties;

•	fines;

•	injunctions;

•	product seizures or detentions and related publicity requirements;

•	suspension or withdrawal of regulatory approvals;

•	regulators or IRBs may not authorize us or any potential future collaborators to commence a clinical trial or conduct a clinical trial at a prospective trial site, or we may experience substantial delays in obtaining these authorizations;

•	total or partial suspension of production; and

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Changes in the regulatory approval policy during the development period, changes in or the enactment of additional regulations or statutes, or changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application. Even if the FDA approves a product candidate, the approval may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of such product, and may impose ongoing requirements for post-approval studies, including additional research and development and clinical trials. The approval may also impose risk evaluation mitigation strategies, or REMS, on a product if the FDA believes there is a reason to monitor the safety of the drug in the market place. REMS may include requirements for additional training for health care professionals, safety communication efforts and limits on channels of distribution, among other things. The sponsor would be required to evaluate and monitor the various REMS activities and adjust them if need be. The FDA also may impose various civil or criminal sanctions for failure to comply with regulatory requirements, including withdrawal of product approval.

Furthermore, the approval procedure and the time required to obtain approval varies among countries and can involve additional testing beyond that required by the FDA. Approval by one regulatory authority does not ensure approval by regulatory authorities in other jurisdictions. The FDA has substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies.

In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit, or prevent regulatory approval of a product candidate. Even if we submit an application to the FDA for marketing approval of a product candidate, it may not result in marketing approval from the FDA.

We do not expect to receive regulatory approval for the commercial sale of any of our product candidates that are in development in the near future, if at all. The inability to obtain FDA approval or approval from comparable authorities in other countries for our product candidates would prevent us or any potential future collaborators from commercializing these product candidates in the United States or other countries.

If side effects emerge that can be linked to our product candidates are in development or after they are approved and on the market, we may be required to perform lengthy additional clinical trials, change the labeling of any such products, or withdraw such products from the market, any of which would hinder or preclude our ability to generate revenues.

If we identify side effects or other problems occur in future clinical trials, we may be required to terminate or delay clinical development of the product candidate. Furthermore, even if any of our product candidates receives marketing approval, as greater numbers of patients use a drug following its approval, if the incidence of side effects increases or if other problems are observed after approval that were not seen or anticipated during pre-approval clinical trials, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw their approval of the product;

•	we may be required to reformulate such products, change the way the product is manufactured or administered, conduct additional clinical trials or change the labeling of the product;

•	we may become the target of lawsuits, including class action suits; and

•	our reputation in the market place may suffer resulting in a significant drop in the sales of the affected products.

Any of these events could substantially increase the costs and expenses of developing, commercializing and marketing any such product candidates or could harm or prevent sales of any approved products.

We have not conducted any absorption, distribution, metabolism and excretion (ADME), studies with respect to our clinical and pre-clinical product candidates.

To date, we have not conducted any ADME studies with respect to any of our product candidates as they were not required in order for us to carry out the studies done to date. The objective of the ADME studies are to determine if the test substance or any of its components are absorbed and if any absorbed components are metabolized into harmful chemicals that may or may not accumulate in the body. We will, however, be required to, and will conduct, ADME studies prior to final submission of our product candidates to the FDA for drug approval. In the event that our ADME studies show detrimental effects on certain tissues or poor efficacy, we may be required to terminate or delay clinical development of a particular product candidate.

The number of subjects in our study pools in our clinical trials may be deemed by regulators to be too small.

Our clinical trials have been conducted on a pool of subjects that is structured for such research. Nevertheless, there is the possibility that for statistical reasons, the pool of subjects may be determined by the FDA or another regulatory body to be too small to verify statistical significance. In such a case, the conclusions from the previous trials will need to be established with at least another set of clinical trials testing the relevant issue.

While we choose to test our product candidates in specific clinical indications based in part on our understanding of their mechanisms of action, our understanding may be incorrect or incomplete and, therefore, our product candidates may not be effective against the diseases tested in our clinical trials.

Our rationale for selecting the particular therapeutic indications for each of our product candidates is based in part on our understanding of the mechanism of action of these product candidates. However, our understanding of the product candidate’s mechanism of action may be incomplete or incorrect, or the mechanism may not be clinically relevant to the diseases treated. In such cases, our product candidates may prove to be ineffective in the clinical trials for treating those diseases.

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We may not be able to keep up with the rapid technological change in the biotechnology and pharmaceutical industries, which could make any future approved products obsolete and reduce our revenue.

Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our drug discovery process that we believe we derive from our research approach and proprietary technologies. In addition, any future products that we develop, including our clinical product candidates, may become obsolete before we recover expenses incurred in developing those products, which may require that we raise additional funds to continue our operations.

Risks Related to the Commercialization of Our Product Candidates

Even if any of our product candidates receives regulatory approval, if the approved product does not achieve broad market acceptance, the commercial success and revenues that we generate from sales of the product will be limited.

Even if product candidates we may develop or acquire in the future obtain regulatory approval, they may not gain broad market acceptance among physicians, healthcare payers, patients, and the medical community. If these products do not achieve an adequate level of acceptance, we may not generate material product revenues or receive royalties to the extent we currently anticipate, and we may not become profitable. The degree of market acceptance for any approved product candidate will depend on a number of factors, including:

•	demonstration of clinical safety and efficacy compared to other products;

•	prevalence and severity of adverse side effects;

•	availability of reimbursement from government health programs and other third-party payers;

•	convenience and ease of administration;

•	cost-effectiveness;

•	timing of market introduction of competitive products;

•	ineffective marketing and distribution support of our products;

•	potential advantages over alternative treatments;

•	whether the products we commercialize remain a preferred course of treatment;

•	the ability to offer our product candidates for sale at competitive prices;

•	relative convenience and ease of administration;

•	the cost of the materials to produce our product candidates;

•	the strength of marketing and distribution support; and

•	sufficient third-party coverage or reimbursement.

If our approved product candidates fail to achieve broad market acceptance, we may not be able to generate significant revenue and our business would suffer. Furthermore, if any of these events were to occur and, as a result, we or any potential future collaborators have significant delays in or termination of clinical trials, our costs could increase and our ability to generate revenue could be impaired, which would materially and adversely impact our business, financial condition and growth prospects.

If we or any potential future collaborators observe serious or other adverse events during the time our product candidates are in development or after our products are approved and on the market, we or any potential future collaborators may be required to perform lengthy additional clinical trials, may be denied regulatory approval of such products, may be forced to change the labeling of such products or may be required to withdraw any such products from the market, any of which would hinder or preclude our ability to generate revenues.

If the incidence of serious or other adverse events related to our product candidates increases in number or severity, if a regulatory authority believes that these or other events constitute an adverse effect caused by the drug, or if other effects are identified during clinical trials that we or any potential future collaborators may conduct in the future or after any of our product candidates are approved and marketed, then:

•	we or any potential future collaborators may be required to conduct additional preclinical or clinical trials, make changes in the labeling of any such approved products, reformulate any such products, or implement changes to or obtain new approvals of our contractors’ manufacturing facilities;

•	regulatory authorities may be unwilling to approve our product candidates or may withdraw approval of our products;

•	we may experience a significant drop in the sales of the affected products;

•	our reputation in the marketplace may suffer; and

•	we may become the target of lawsuits, including class action suits.

Any of these events could prevent approval or harm sales of the affected product candidates or products, or could substantially increase the costs and expenses of commercializing and marketing any such products.

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If we are unable to establish sales and marketing capabilities or enter into and maintain agreements with third parties to market and sell our product candidates, we may be unable to generate product revenue.

We do not currently have an organization nor have any experience in sales, marketing and distribution of pharmaceutical products. We will need to establish sales and marketing capabilities or establish and maintain agreements with third parties to market and sell our product candidates. In order to market any products that may be approved by the FDA, or similar foreign regulatory authorities, we must build our sales, marketing, managerial and other non-technical capabilities, license to a commercial partner, or make arrangements with third parties to perform these services. There are risks involved with entering into arrangements with third parties to perform these services, which could delay the commercialization of any of our product candidates if approved for commercial sale. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and our business would suffer. In addition, to the extent that when we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenues are likely to be lower than if we could market and sell any products that we develop ourselves.

If we and/or any potential future collaborators are unable to obtain reimbursement or experience a reduction in reimbursement from third-party payers for products we sell, our revenues and prospects for profitability will suffer.

Sales of products developed by us and/or any potential future collaborators are dependent on the availability and extent of reimbursement from third-party payers. Changes in the reimbursement policies of these third-party payers that result in reduction of reimbursements for our prospective product candidates and any other products that we and/or any potential future collaborators may develop and sell, could negatively impact our future operating and financial results.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 established comprehensive Medicare coverage and reimbursement of prescription drugs under Medicare Part D. The prescription drug program established by this legislation may have the effect of reducing the prices that we or any potential future collaborators are able to charge for products we and/or any potential future collaborators develop and sell through the program. This legislation may also cause third-party payers other than the federal government, including the states under the Medicaid program, to discontinue coverage for products that we and/or any potential future collaborators may develop or to lower the amount that they pay.

In March 2010, the United States Congress enacted the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act. This health care reform legislation will increase the number of individuals who receive health insurance coverage and will close a gap in drug coverage under Medicare Part D as established in 2003. However, the legislation also implements cost containment measures that could adversely affect our revenues. These measures include increased drug rebates under Medicaid for brand name prescription drugs, such as our prospective product candidates, and extension of these rebates to Medicaid managed care, each of which have reduced the amount of net reimbursement received for our prospective product candidates and would reduce the amount of net reimbursement for any other products that we and/or any potential future collaborators may develop and sell. The legislation also extended 340B discounted pricing on outpatient drugs to children’s hospitals, critical access hospitals, and rural health centers, which has reduced the amount of reimbursement received for drugs purchased by these new 340B-covered entities. Additional provisions of the health care reform legislation may negatively affect our revenues and prospects for profitability in the future. Along with other pharmaceutical manufacturers and importers of brand name prescription drugs, we are assessed a fee based on our proportionate share of sales of brand name prescription drugs to certain government programs, including Medicare and Medicaid, made in the preceding year if such sales exceed a defined threshold. As part of the health care reform legislation’s provisions closing a funding gap that currently exists in the Medicare Part D prescription drug program (commonly known as the “donut hole”), as of January 1, 2011, we are required to provide a 50% discount on brand name prescription drugs, including our prospective product candidates, sold to beneficiaries who fall within the donut hole. The health care reform legislation has been subject to judicial challenge. While some courts have upheld the law, other courts have concluded that the individual mandate component of the law is unconstitutional. One of those courts determined that the individual mandate component could not be severed from the law and therefore concluded that the entire law was void. All of the rulings on the merits are being appealed. There is no certainty regarding the final outcome of the litigation or the impact of the outcome on the pricing and potential profitability of any products that we and/or any potential future collaborators may develop.

Economic pressure on state budgets may result in states increasingly seeking to achieve budget savings through mechanisms that limit coverage or payment for drugs. State Medicaid programs are increasingly requesting manufacturers to pay supplemental rebates and requiring prior authorization for use of drugs where supplemental rebates are not provided. Private health insurers and managed care plans are likely to continue challenging the prices charged for medical products and services, and many of these third-party payers may limit reimbursement for newly-approved health care products. In particular, third-party payers may limit the indications for which they will reimburse patients who use any products that we and/or any potential future collaborators may develop or sell. These cost-control initiatives could decrease the price we might establish for products that we or any potential future collaborators may develop or sell, which would result in lower product revenues or royalties payable to us.

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Similar cost containment initiatives exist in countries outside of the United States, particularly in the countries of the European Union, where the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we or any potential future collaborators may be required to conduct a clinical trial that compares the cost effectiveness of our product candidates or products to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in our or a potential future collaborators’ commercialization efforts. Third-party payers are challenging the prices charged for medical products and services, and many third-party payers limit reimbursement for newly-approved health care products. In particular, third-party payers may limit the indications for which they will reimburse patients who use any products that we and/or any potential future collaborators may develop or sell. Cost-control initiatives could decrease the price we might establish for products that we or any potential future collaborators may develop or sell, which would result in lower product revenues or royalties payable to us. Another development that could affect the pricing of drugs would be if the Secretary of Health and Human Services allowed drug re-importation into the United States. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 gives discretion to the Secretary of Health and Human Services to allow drug re-importation into the United States under some circumstances from foreign countries, including from countries where the drugs are sold at a lower price than in the United States. If the circumstances were met and the Secretary exercised the discretion to allow for the direct re-importation of drugs, it could decrease the price we or any potential future collaborators receive for any products that we and/or any potential future collaborators may develop, negatively affecting our revenues and prospects for profitability.

If we are unable to establish manufacturing capabilities or enter into agreements with third parties to supply materials to make our product candidates, or manufacture our clinical trial drug supplies, we may be unable to generate product revenue.

We do not currently have the capability to manufacture pharmaceutical products. In order to commercialize any products that may be approved by the FDA, or similar foreign regulatory authorities, we must build and operate manufacturing, storage and distribution facilities, or make arrangements with third parties to perform these services. If we are unable to establish manufacturing capabilities, whether independently or with third parties, we may not be able to generate product revenue and our business would suffer.

Changes in healthcare policy could adversely affect our business.

U.S. and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. For example, the Medicare Prescription Drug Improvement and Modernization Act of 2003, or MMA, expanded Medicare coverage for drugs purchased by Medicare beneficiaries and introduced new reimbursement methodologies. In addition, this law provided authority for limiting the number of drugs that will be covered in any therapeutic class. We do not know what impact the MMA and similar laws will have on the availability of coverage for and the price that we receive for any approved products. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare policies in setting their own reimbursement policies, and any reduction in reimbursement that results from the MMA may result in similar reductions by private payers.

In March 2010, the President signed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, together the Affordable Care Act or ACA. This law is expected to result in an increase in the number of people who are covered by both public and private insurance and is also expected to substantially change the way health care is financed by both government health program and private insurers, and significantly impact the pharmaceutical industry. The ACA contains a number of provisions that may impact our business and operations in ways that may negatively affect our potential revenues in the future. For example, the ACA imposes a non-deductible excise tax on pharmaceutical manufacturers or importers that sell branded prescription drugs to U.S. government programs which we believe will increase the cost of any products that we develop. In addition, as part of the ACA’s provisions closing a funding gap that currently exists in the Medicare Part D prescription drug program (commonly known as the “donut hole”), we will be required to provide a 50% discount on any branded prescription drugs that we develop sold to beneficiaries who fall within the donut hole. While it is too early to predict all the specific effects the ACA or any future healthcare reform legislation will have on our business, they could have a material adverse effect on our business and financial condition.

The availability of government reimbursement for prescription drugs is also likely to be impacted by the Budget Control Act of 2011, which was signed into law on August 2, 2011. This law is expected to result in federal spending cuts totaling between $1.2 trillion and $1.5 trillion over the next decade over half of which will include cuts in Medicare and other health related spending.

If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, we could incur substantial liability.

The use of our product candidates in clinical trials and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers or others selling or otherwise coming into contact with our products. If we cannot successfully defend ourselves against product liability claims, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for any approved product candidates;

•	impairment of our business reputation;

•	withdrawal of clinical trial participants;

•	costs of related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

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•	loss of revenues; and

•	the inability to successfully commercialize any approved product candidates.

We obtained product liability insurance coverage for our clinical trials with $3 million coverage for dermatitis clinical trials. However, our insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for any of our product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain this product liability insurance on commercially reasonable terms. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our share price to decline and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

We are subject to federal and state laws prohibiting “kickbacks” and false or fraudulent claims, and state gift ban laws which, if violated, could subject us to substantial penalties. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.

A federal law commonly known as the federal anti-kickback law, and several similar state and foreign laws, prohibit the payment of any remuneration that is intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of health care products or services. Other federal and state and foreign laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment to Medicare, Medicaid or other third-party payers that are false or fraudulent, or for items or services that were not provided as claimed.

A number of states have enacted laws that require pharmaceutical and medical device companies to monitor and report payments, gifts and other remuneration made to physicians and other health care professional and health care organizations. Some state statutes impose an outright ban on gifts to physicians. These laws are often referred to as “gift ban” or “aggregate spend” laws, and they carry substantial fines if they are violated. In addition, the ACA requires the annual reporting of certain payments and other transfers of value that are made to health care professionals in 2012 and thereafter. The federal ACA does not preempt all aspects of the similar state laws.

In the event that we are found to have violated these laws or decide to settle a claim that we have done so, our business may be materially adversely affected as a result of any payments required to be made, restrictions on our future operations or actions required to be taken, damage to our business reputation or adverse publicity in connection with such a finding or settlement or other adverse effects relating thereto. Additionally, even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to respond to, and thus could harm our business and results of operations.

If our competitors are better able to develop and market products than any products that we and/or any potential future collaborators may develop, our commercial opportunity will be reduced or eliminated.

We face competition from commercial pharmaceutical and biotechnology enterprises, as well as from academic institutions, government agencies and private and public research institutions. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we and/or any potential future collaborators may develop. Competition could result in reduced sales and pricing pressure on our product candidates, if approved, which in turn would reduce our ability to generate meaningful revenue and have a negative impact on our results of operations. In addition, significant delays in the development of our product candidates could allow our competitors to bring products to market before us and impair any ability to commercialize our product candidates.

Various products are currently marketed or used off-label for some of the diseases and conditions that we are targeting in our pipeline and a number of companies are or may be developing new treatments. These product uses, as well as promotional efforts by competitors and/or clinical trial results of competitive products, could significantly diminish any ability to market and sell any products that we and/or any potential future collaborators may develop.

With respect to our clinical and pre-clinical programs, there are other product candidates in development that may compete with our product candidates and any future similar product candidates, if approved for commercial sale. Our closest competitor of which we are aware is Anthera Pharmaceuticals, Inc. (NASDAQ:ANTH), which is actively developing a PLA2 inhibitor treatment of cardiovascular disease in phase 3 clinical trials, although these trials were stopped due to lack of efficacy, and Ziarco Pharma, Ltd, which is developing a cytosolic PLA2 inhibitor potentially for skin and lung diseases. Other competitors include Anacor Pharmaceuticals, as an example, which is pursuing the development of a boron based topical PDE-4 inhibitor for inflammatory skin disease. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

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Risks Related to Our Dependence on Third Parties

If we do not establish collaborations for our product candidates or otherwise raise substantial additional capital, we will likely need to alter our development and any commercialization plans.

Our drug development programs and potential commercialization of our product candidates will require substantial additional cash to fund expenses. Our strategy includes selectively partnering or collaborating with leading pharmaceutical and biotechnology companies to assist us in furthering development and potential commercialization of our product candidates in some or all geographics. We face significant competition in seeking appropriate collaborators, and collaborations are complex and time consuming to negotiate and document. We may not be successful in entering into new collaborations with third parties on acceptable terms, or at all, including as a result of the collaboration discussions we are pursuing for several of our product candidates. In addition, we are unable to predict when, if ever, we will enter into any additional collaborative arrangements because of the numerous risks and uncertainties associated with establishing such arrangements. If we are unable to negotiate new collaborations, we may have to curtail the development of a particular product candidate, reduce, delay, or terminate its development or one or more of our other development programs, delay its potential commercialization or reduce the scope of our sales or marketing activities or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we will need to raise substantial additional capital, which may not be available to us on acceptable terms, or at all. If we do not have sufficient funds, we will not be able to bring our product candidates to market and generate product revenues.

We depend on third-party suppliers for key raw materials used in our manufacturing processes, and the loss of these third-party suppliers or their inability to supply us with adequate raw materials could harm our business.

We rely on third-party suppliers for the raw materials required for the production of our product candidates. Our dependence on these third-party suppliers and the challenges we may face in obtaining adequate supplies of raw materials involve several risks, including limited control over pricing, availability, quality, and delivery schedules. We cannot be certain that our current suppliers will continue to provide us with the quantities of these raw materials that we require or satisfy our anticipated specifications and quality requirements. Any supply interruption in limited or sole sourced raw materials could materially harm our ability to manufacture our products until a new source of supply, if any, could be identified and qualified. Although we believe there are several other suppliers of these raw materials, we may be unable to find a sufficient alternative supply channel in a reasonable time or on commercially reasonable terms. Any performance failure on the part of our suppliers could delay the development and commercialization of our product candidates, including limiting supplies necessary for clinical trials and regulatory approvals, or interrupt production of the existing products that are already marketed, which would have a material adverse effect on our business.

Any collaborative arrangements that we establish in the future may not be successful or we may otherwise not realize the anticipated benefits from these collaborations. In addition, any future collaboration arrangements may place the development and commercialization of our product candidates outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

In the future, we may not be able to locate third-party collaborators to develop and market our product candidates, and we may lack the capital and resources necessary to develop our product candidates alone. Dependence on collaborative arrangements subjects us to a number of risks, including:

•	we may not be able to control the amount and timing of resources that our potential future collaborators may devote to our product candidates;

•	potential future collaborations may experience financial difficulties or changes in business focus;

•	we may be required to relinquish important rights such as marketing and distribution rights;

•	should a collaborator fail to develop or commercialize one of our compounds or product candidates, we may not receive any future milestone payments and will not receive any royalties for the compound or product candidate;

•	business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•	under certain circumstances, a collaborator could move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and

•	collaborative arrangements are often terminated or allowed to expire, which could delay the development and may increase the cost of developing our product candidates.

If third parties do not manufacture our product candidates in sufficient quantities, in the required timeframe, and at an acceptable cost, clinical development and commercialization of our product candidates would be delayed.

We do not currently own or operate manufacturing facilities, and we rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our product candidates. Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins, if any, and our ability to develop product candidates and commercialize any product candidates on a timely and competitive basis.

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We rely on third-party vendors for the manufacture of our materials. If our supply of these synthetic raw materials becomes unusable or if the contract manufacturers that we are currently utilizing to meet our supply needs for these materials or any future such product candidates prove incapable or unwilling to continue to meet our supply needs, we could experience a delay in conducting any additional clinical trials of our product candidates or any future product candidates. Furthermore, the respective third parties hold the Drug Master File (DMF) on these materials. Accordingly, we will need to maintain access to them or create them ourselves, a procedure that will be very costly, and shall take time. In addition, we rely on third-party contractors for the manufacture of our drug substance. We may not be able to maintain or renew our existing or any other third-party manufacturing arrangements on acceptable terms, if at all. If for some reason our contract manufacturers cannot perform as agreed, we may be required to replace them. Although we believe there are a number of potential replacements as our manufacturing processes are not manufacturer specific, we may incur added costs and delays in identifying and qualifying any such replacements because the FDA must approve any replacement manufacturer prior to manufacturing our product candidates. Such approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our product candidates after receipt of FDA approval.

We anticipate continued reliance on third-party manufacturers if we are successful in obtaining marketing approval from the FDA and other regulatory agencies for any of our product candidates.

To date, our product candidates have been manufactured in small quantities for preclinical testing and clinical trials by third-party manufacturers. If the FDA or other regulatory agencies approve any of our product candidates for commercial sale, we expect that we would continue to rely, at least initially, on third-party manufacturers to produce commercial quantities of our approved product candidates. These manufacturers may not be able to successfully increase the manufacturing capacity for any of our approved product candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If they are unable to successfully increase the manufacturing capacity for a product candidate, or we are unable to establish our own manufacturing capabilities, the commercial launch of any approved products may be delayed or there may be a shortage in supply.

Use of third-party manufacturers may increase the risk that we will not have adequate supplies of our product candidates or products.

Reliance on third-party manufacturers entails risks, to which we would not be subject if we manufactured product candidates or products ourselves, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party because of factors beyond our control;

•	the possible termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us; and

•	drug product supplies not meeting the requisite requirements for clinical trial use.

If we are not able to obtain adequate supplies of our product candidates, it will be more difficult for us to develop our product candidates and compete effectively. Our product candidates and any products that we and/or our potential future collaborators may develop may compete with other product candidates and products for access to manufacturing facilities.

Although our present manufactures are in compliance with current FDA-mandated Good Manufacturing Practice regulations, there is no assurance that future manufacturing partners may be able to comply with those regulations, other FDA regulatory requirements or similar regulatory requirements outside the United States. Failure of our third-party manufacturers or us to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates.

We rely on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such clinical trials.

We do not have the ability to independently conduct clinical trials for our product candidates, and we rely on third parties, such as contract research organizations, medical institutions, and clinical investigators to perform this function. Our reliance on these third parties for clinical development activities reduces our control over these activities. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. Although we have, in the ordinary course of business, entered into agreements with these third parties, we continue to be responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA requires us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. To date, we believe our contract research organizations and other similar entities with which we are working have performed well. However, if these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be required to replace them. Although we believe that there are a number of other third-party contractors we could engage to continue these activities, it may result in a delay of the affected trial. Accordingly, we may be delayed in obtaining regulatory approvals for our product candidates and may be delayed in our efforts to successfully commercialize our product candidates for targeted diseases.

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Risks Related to Our Intellectual Property

If we are unable to adequately protect the intellectual property relating to our product candidates, or if we infringe the rights of others, our ability to successfully commercialize our product candidates will be harmed.

We own or hold licenses to a number of issued patents and U.S. pending patent applications, as well as foreign patents and foreign counterparts. Our success depends in part on our ability to obtain patent protection both in the United States and in other countries for our product candidates, as well as the methods for treating patients in the product indications using these product candidates. Our ability to protect our product candidates from unauthorized or infringing use by third parties depends in substantial part on our ability to obtain and maintain valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain, maintain and enforce patents is uncertain and involves complex legal and factual questions. Even if our product candidates, as well as methods for treating patients for prescribed indications using these product candidates are covered by valid and enforceable patents and have claims with sufficient scope, disclosure and support in the specification, the patents will provide protection only for a limited amount of time. Accordingly, rights under any issued patents may not provide us with sufficient protection for our product candidates or provide sufficient protection to afford us a commercial advantage against competitive products or processes.

In addition, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents have issued or will issue, we cannot guarantee that the claims of these patents are or will be valid or enforceable or will provide us with any significant protection against competitive products or otherwise be commercially valuable to us. Patent applications in the United States are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications remain confidential in the U.S. Patent and Trademark Office, or the U.S. Patent Office, for the entire time prior to issuance as a U.S. patent. Similarly, publication of discoveries in scientific journals or patent literature, often lag behind actual discoveries. Consequently, we cannot be certain that we or our licensors or co-owners were the first to invent, or the first to file patent applications on, our product candidates or their use as drugs. In the event that a third party has also filed a U.S. patent application relating to our product candidates or a similar invention, we may have to participate in interference or derivation proceedings declared at the U.S. Patent Office to determine priority of invention in the United States. The costs of these proceedings could be substantial and it is possible that our efforts would be unsuccessful, resulting in a loss of our U.S. patent position. Furthermore, we may not have identified all U.S. and foreign patents or published applications that affect our business either by blocking our ability to commercialize our products or by covering similar technologies.

The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. Furthermore, different countries have different procedures for obtaining patents, and patents issued in different countries offer different degrees of protection against use of the patented invention by others. If we encounter such difficulties in protecting or are otherwise precluded from effectively protecting our intellectual property rights in foreign jurisdictions, our business prospects could be substantially harmed.

Changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection.

The patent positions of biotechnology and pharmaceutical companies, including our patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated, or circumvented. Our patents can be challenged by our competitors who can argue that our patents are invalid, unenforceable, lack sufficient written description or enablement, or that the claims of the issued patents should be limited or narrowly construed. Patents also will not protect our product candidates if competitors devise ways of making or using these product candidates without legally infringing our patents. The Federal Food, Drug, and Cosmetic Act and FDA regulations and policies create a regulatory environment that encourages companies to challenge branded drug patents or to create non-infringing versions of a patented product in order to facilitate the approval of abbreviated new drug applications for generic substitutes. These same types of incentives encourage competitors to submit new drug applications that rely on literature and clinical data not prepared for or by the drug sponsor, providing a less burdensome pathway to approval.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates, and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets and we have the funds to enforce our rights, if necessary.

The expiration of our owned or licensed patents before completing the research and development of our product candidates and receiving all required approvals in order to sell and distribute the products on a commercial scale can adversely affect our business and results of operations.

We own or have exclusive rights to 13 United States and 12 foreign issued patents; and 13 United States and 42 foreign patent applications, as well as one pending international patent application. Issued patents which cover our product candidates MRX-4, MRX-5, MRX-6, OPT-1 and CFX-1 in the United States, will expire between 2021 and 2022, depending on the specific product candidates. Issued patents directed to our product candidates MRX-4, MRX-5, MRX-6, OPT-1 and CFX-1 outside of the United States, will expire between 2021 and 2025, depending on the specific compositions. We have pending patent applications for formulations of our product candidates MRX-4, MRX-5, MRX-6, OPT-1 and CFX-1 that, if issued, would expire in the United States and in countries outside of the United States between 2021 and 2032, depending on the specific compositions and formulations. We have an issued patent directed to methods of manufacturing which covers our product candidates compounds in the United States and which will expire in 2021. Issued patents directed to methods of treatment using our product candidates MRX-4, MRX-5, MRX-6 and OPT-1 in the United States, will expire between 2021 and 2024, depending on the specific indication: allergic rhinitis (MRX-4), contact dermatitis (MRX-6), conjunctivitis (OPT-1) and inflammatory bowel disease (MRX-5). Issued patents directed to use of our product candidate: allergic rhinitis (MRX-4), contact dermatitis (MRX-6), and inflammatory bowel disease (MRX-5) and CFX-1 for indications outside of the United States, will expire between 2021 and 2026, depending on the specific indication: allergic rhinitis (MRX-4), contact dermatitis (MRX-6), inflammatory bowel disease (MRX-5), and cystic fibrosis (CFX-1). We have pending patent applications for use of our product candidates MRX-4, MRX-5, MRX-6, OPT-1 and CFX-1 that, if issued: allergic rhinitis (MRX-4), contact dermatitis (MRX-6), conjunctivitis and dry eye (OPT-1), inflammatory bowel disease (MRX-5) and cystic fibrosis (CFX-1) would expire in the United States and in countries outside of the United States between 2021 and 2032, depending on the specific indications and formulations: allergic rhinitis (MRX-4), contact dermatitis (MRX-6), conjunctivitis and dry eye (OPT-1), inflammatory bowel disease (MRX-5) and cystic fibrosis (CFX-1).

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We license patent rights from third-party owners. Our licenses may be subject to early termination if we fail to comply with our obligations in our licenses with third parties. If we lose our license from Yissum we may be unable to continue a substantial part of our business.

We are party to a number of licenses that give us rights to third-party intellectual property that is necessary or useful for a substantial part of our business. Pursuant to our exclusive license agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, or Yissum, under which we license certain patent rights for our product candidates and their uses, we are required to use commercially reasonable best efforts to commercialize products based on the licensed rights and pay certain royalties and sublicensing revenue to Yissum. We may also enter into additional licenses to third-party intellectual property in the future. Our licensors may terminate their agreements with us in the event we breach the applicable license agreement and fail to cure the breach within a specified period of time. Under our existing license agreements, we are obligated to pay the licensor fees, which include royalties, a percentage of revenues associated with the licensed technology and a percentage of sublicensing revenue. In addition, under our existing license agreements, we are required to use our commercially reasonable best efforts to pursue the development of products using the licensed technology. If we breach any of the terms of our Yissum license, Yissum may terminate the agreements prior to their expiration date of the term of the last to expire licensed patent, which would have a material adverse effect on our business.

Litigation regarding patents, patent applications and other proprietary rights may be expensive and time consuming. If we are involved in such litigation, it could cause delays in bringing product candidates to market and harm our ability to operate.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization.

In addition, third parties may challenge or infringe upon our existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

•	the patentability of our inventions relating to our product candidates; and/or

•	the enforceability, validity or scope of protection offered by our patents relating to our product candidates.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	encounter significant delays in bringing our product candidates to market; and/or

•	be precluded from participating in the manufacture, use or sale of our product candidates or methods of treatment requiring licenses.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We also rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

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Risks Related to Our ADSs and Ordinary Shares

A very limited public market exists for our securities and we cannot assure you that our securities will continue to be listed on the NASDAQ Capital Market or any other securities exchange or that an active trading market will ever develop for any of our securities.

Our ADSs were approved for listing and began trading on the NASDAQ Capital Market on January 31, 2014. We cannot assure you that we will be successful in meeting the continuing listing standards of the NASDAQ Capital Market. Consequently, the trading liquidity of our ADSs may not improve. We may not be successful in maintaining the listing of our ADSs on the NASDAQ Capital Market and cannot assure you that our ADSs will be listed on a national securities exchange. There is no assurance that an active trading market in our ADSs will develop, or if such a market develops, that it will be sustained.

Because we became a reporting company under the Exchange Act by means of filing a Form 20-F, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering (“IPO”) of our Ordinary Shares or ADSs, we do not expect security analysts of major brokerage firms to provide coverage of our company in the near future. In addition, major investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we had become a public reporting company by means of an IPO. The failure to receive research coverage or support in the market for our Ordinary Shares or ADSs will have an adverse effect on our ability to develop a liquid market for our ADSs.

The market price of our ADSs may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Even if an active trading market develops for our ADSs, our stock price may experience substantial volatility as a result of a number of factors. The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be so in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our ADSs:

•	sales or potential sales of substantial amounts of our Ordinary Shares or ADSs;

•	delay or failure in initiating, enrolling, or completing pre-clinical or clinical trials or unsatisfactory results of these trials or events reported in any of our current or future clinical trials;

•	announcements about us or about our competitors, including clinical trial results, regulatory approvals or new product introductions;

•	developments concerning our licensors or product manufacturers;

•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

•	conditions in the pharmaceutical or biotechnology industries;

•	governmental regulation and legislation;

•	variations in our anticipated or actual operating results;

•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

•	whether, to what extent and under what conditions the FDA will permit us to continue developing our product candidates, if at all, and if development is continued, any reports of safety issues or other adverse events observed in any potential future studies of these product candidates;

•	our ability to enter into new collaborative arrangements with respect to our product candidates;

•	the terms and timing of any future collaborative, licensing or other arrangements that we may establish;

•	our ability to raise additional capital to carry through with our clinical development plans and current and future operations and the terms of any related financing arrangements;

•	the timing of achievement of, or failure to achieve, our and any potential future collaborators’ clinical, regulatory and other milestones, such as the commencement of clinical development, the completion of a clinical trial or the receipt of regulatory approval;

•	announcement of FDA approval or non-approval of our product candidates or delays in or adverse events during the FDA review process;

•	actions taken by regulatory agencies with respect to our product candidates or products, our clinical trials or our sales and marketing activities, including regulatory actions requiring or leading to restrictions, limitations and/or warnings in the label of an approved product candidate;

•	uncontemplated problems in the supply of the raw materials used to produce our product candidates;

•	the commercial success of any product approved by the FDA or its foreign counterparts;

•	introductions or announcements of technological innovations or new products by us, our potential future collaborators, or our competitors, and the timing of these introductions or announcements;

•	market conditions for equity investments in general, or the biotechnology or pharmaceutical industries in particular;

•	we may have limited or very low trading volume that may increase the volatility of the market price of our ADSs;

•	regulatory developments in the United States and foreign countries;

•	changes in the structure or reimbursement policies of health care payment systems;

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•	any intellectual property infringement lawsuit involving us;

•	actual or anticipated fluctuations in our results of operations;

•	changes in financial estimates or recommendations by securities analysts;

•	hedging or arbitrage trading activity that may develop regarding our ADSs;

•	regional or worldwide recession;

•	sales of large blocks of our Ordinary Shares or ADSs;

•	sales of our Ordinary Shares or ADSs by our executive officers, directors and significant stockholders;

•	managerial costs and expenses;

•	changes in accounting principles; and

•	the loss of any of our key scientific or management personnel.

The stock markets in general, and the markets for biotechnology stocks in particular, have experienced significant volatility that has often been unrelated to the operating performance of particular companies. The financial markets continue to face significant uncertainty, resulting in a decline in investor confidence and concerns about the proper functioning of the securities markets, which decline in general investor confidence has resulted in depressed stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. These broad market fluctuations may adversely affect the trading price of our Ordinary Shares.

In the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against us could result in substantial costs, which would hurt our financial condition and results of operations and divert management’s attention and resources, which could result in delays of our clinical trials or commercialization efforts.

Insiders have control over us which could delay or prevent a change in corporate control or result in the entrenchment of management and/or the board of directors.

As of March 5, 2014, our directors and executive officers, together with their affiliates and related persons, beneficially own, in the aggregate, approximately 11.1% of our outstanding Ordinary Shares (approximately 14.3% of our Ordinary Shares on a fully diluted basis). These shareholders, if acting together, may have the ability to impact the outcome of matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, these persons, acting together, may have the ability to influence the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our ADSs by:

•	delaying, deferring, or preventing a change in control;

•	entrenching our management and/or the board of directors;

•	impeding a merger, consolidation, takeover, or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

We do not anticipate paying cash dividends, and accordingly, shareholders must rely on the appreciation in our ADSs for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Therefore, the success of an investment in our ADSs will depend upon any future appreciation in their value. There is no guarantee that our ADSs will appreciate in value or even maintain the price at which our shareholders have purchased their shares.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our ADSs.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on our internal control over financial reporting for fiscal 2013, which is the year following our first annual report required to be filed with the SEC. When required, such report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our stock ADSs.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future. We will remain an “emerging growth company” for up to five years, although if the market value of our ADSs that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31. Furthermore, as a result of the extended time period afforded us as an “emerging growth company,” the effectiveness of our internal control over financial reporting may not be as transparent to our investors as they may otherwise expect of a public reporting company, which could further impact investor confidence in the accuracy and completeness of our financial reports.

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We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

As a public company, we will incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. We will also incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of SOX, as well as rules implemented by the SEC or any stock exchange or inter-dealer quotations system on which our ADSs may be listed in the future. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically in recent years. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We estimate these costs to be approximately $775,000 over the next fiscal year and on an annual basis thereafter. We also expect that these new rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance, and if we are able to obtain such insurance, we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage available to privately-held companies. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

Under the JOBS Act, “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies. We will remain an “emerging growth company” for up to five years, although if the market value of our ADSs that are held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, when applicable to us.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our ADSs may be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies. We cannot predict if investors will find our Ordinary Shares less attractive because we will rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our ADSs and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” for up to five years, although if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

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We are a foreign private issuer and you will receive less information about us than you would from a domestic U.S. corporation.

As a “foreign private issuer,” we are exempt from rules under the Exchange Act that impose certain disclosure and procedural requirements in connection with proxy solicitations under Section 14 of the Exchange Act. Our directors, executive officers and principal shareholders also are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of our shares. In addition, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We will likely no longer qualify as a “foreign private issuer” as of the June 30, 2014 measurement date and, accordingly, would become subject to the reporting requirements of U.S. companies under the Exchange Act beginning January 1, 2015. We are contemplating reorganizing our company pursuant to a court-approved scheme of arrangement under the laws of England and Wales so that a company named Celsus Therapeutics, Inc. will become the Delaware holding company and Celsus Therapeutics Plc will become a wholly-owned subsidiary of Celsus Therapeutics, Inc. If such scheme were to be approved by the court and our shareholders, our ordinary shareholders, including holders of ADSs, would become stockholders in Celsus Therapeutics, Inc., which would become the publicly traded entity. Although we are considering this option, we may decide that it is too costly and time consuming to pursue at this time.

If we are deemed or become a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in 2013 or in any prior or subsequent years, there may be negative tax consequences for U.S. taxpayers that are holders of our Ordinary Shares or our ADSs.

We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of our gross income is “passive income” or (ii) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. We believe that we may be treated as a PFIC for U.S. federal income tax purposes for the current and future taxable years. If we are a PFIC in 2013, or any prior or subsequent years, and a U.S. shareholder does not make an election to treat us as a “qualified electing fund,” or QEF, or make a “mark-to-market” election, then “excess distributions” to a U.S. shareholder, and any gain realized on the sale or other disposition of our Ordinary Shares or ADSs will be subject to special rules. Under these rules: (i) the excess distribution or gain would be allocated ratably over the U.S. shareholder’s holding period for the Ordinary Shares (or ADSs, as the case may be); (ii) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (iii) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. shareholder to make a timely QEF or mark-to-market election. U.S. shareholders who hold our Ordinary Shares or ADSs during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. shareholders who made a timely QEF or mark-to-market election. A U.S. shareholder can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. However, we do not commit to maintain calculations of earnings and profits according to U.S. tax principles, and in the absence of such calculations, shareholders may be unable to obtain a QEF election.

U.S. investors may not be able to enforce their civil liabilities against our company or our directors, controlling persons and officers.

It may be difficult for U.S. investors to bring and enforce suits against our company. We are a public limited company under the Companies Act of 2006, as amended. Several of our directors are not residents of the United States, and all or substantial portions of their assets are located outside of the United States. As a result, it may be difficult for U.S. holders of our Ordinary Shares or ADSs to effect service of process on these persons within the United States or to realize in the United States upon judgments rendered against them. In addition, if a judgment is obtained in the U.S. courts based on civil liability provisions of the U.S. federal securities laws against us or our directors or officers, it will be difficult to enforce the judgment in the non-U.S. courts against us and any of our non-U.S. resident executive officers or directors. Accordingly, U.S. shareholders may be forced to bring actions against us and our respective directors and officers under English law and in English courts in order to enforce any claims that they may have against us or our directors and officers. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Nevertheless, it may be difficult for U.S. shareholders to bring an original action in the English courts to enforce liabilities based on the U.S. federal securities laws against us and any of our non-U.S. resident executive officers or directors.

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Holders of ADSs must act through the depositary to exercise their rights as shareholders of our company.

Holders of our ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Ordinary Shares in accordance with the provisions of the deposit agreement for the ADSs. Under our amended and restated memorandum and articles of association, the minimum notice period required to convene an Annual General Meeting is no less than 21 clear days’ notice and 14 clear days’ notice for a general meeting. When a general meeting is convened, holders of our ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their Ordinary Shares to allow them to cast their vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to holders of our ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to holders of our ADSs in a timely manner, but we cannot assure them that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise their right to vote and they may lack recourse if their ADSs are not voted as they requested. In addition, in the capacity as an ADS holder, they will not be able to call a shareholders’ meeting.

The depositary for our ADSs will give us a discretionary proxy to vote our Ordinary Shares underlying ADSs if a holder of our ADSs does not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect their interests.

Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our Ordinary Shares underlying ADSs at shareholders’ meetings if a holder of our ADSs does not vote, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting; or

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders.

The effect of this discretionary proxy is that a holder of our ADSs cannot prevent our Ordinary Shares underlying such ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company. Holders of our Ordinary Shares are not subject to this discretionary proxy.

Holders of our ADSs may be subject to limitations on transfers of ADSs.

ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

The rights of holders of our ADSs to participate in any future rights offerings may be limited, which may cause dilution to their holdings and they may not receive cash dividends if it is impractical to make them available to them.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to holders of our ADSs in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary will not make rights available to holders of our ADSs unless either both the rights and any related securities are registered under the Securities Act, or the distribution of them to ADS holders is exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings.

In addition, the depositary has agreed to pay to holders of our ADSs the cash dividends or other distributions it or the custodian receives on our Ordinary Shares or other deposited securities after deducting its fees and expenses. Holders of our ADSs will receive these distributions in proportion to the number of Ordinary Shares their ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and holders of our ADSs will not receive any such distribution.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act, regarding our strategy, future, operations, future financial position, future revenues, projected costs, prospectus, plans and objections of management.  You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions.  You also can identify them by the fact that they do not relate strictly to historical or current facts.  There are a number of important risks and uncertainties that could cause our actual results to differ materially from those indicated by forward-looking statements.  For a description of these risks and uncertainties, please refer to the section entitled “Risk Factors,” any other risk factors set forth in any information incorporated by reference in this prospectus, as well as any other risk factors and cautionary statements we include or incorporate by reference into this prospectus in the future.  While we may elect to update forward-looking statements wherever they appear in this prospectus or in the documents incorporated by reference in this prospectus, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise.

23

OFFER STATISTICS AND EXPECTED TIMETABLE

The 2,608,437 Ordinary Shares offered by this prospectus are being registered on behalf of the Selling Shareholders named in this prospectus and may be sold from time to time following the effective date of the registration statement of which this prospectus is a part. The Selling Shareholders may offer to sell the Ordinary Shares being offered in this prospectus in negotiated transactions or otherwise at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

We have established an American Depositary Receipt facility pursuant to which holders of our Ordinary Shares can receive American Depositary Receipts, evidencing ADSs, against the deposit of their Ordinary Shares with Deutsche Bank Trust Company Americas., which acts as depositary on our behalf. The Selling Shareholders have deposited their Ordinary Shares in our American Depositary Receipt facility and consequently may also offer and sell ADSs on the NASDAQ Capital Market at prevailing market prices.

For more information on the sale of the Ordinary Shares by the Selling Shareholders, please see the section of this prospectus entitled “Plan of Distribution.”

CAPITALIZATION AND INDEBTEDNESS

The following table presents our total capitalization and cash and cash equivalents as at December 31, 2013:

•          on an actual basis; and

•          on a pro forma basis to give effect to the net proceeds received from the sale by us of 1,533,333 ADSs in our public offering consummated in February 2014. This table should be read in conjunction with our consolidated financial statements as of and for the year ended December 31, 2013 set forth in our Annual Report on Form 20-F, which are incorporated by reference herein.

As at December 31, 2013
	Actual	Pro forma for the Offering
	(in thousands)
Cash and cash equivalents	$7,657	$15,625
Long-term liabilities:
Liability related to shares, stock options and warrants	787	787
Shareholders’ equity:
Share capital	675	928
Additional paid-in capital	25,681	33,396
Deficit accumulated during the development stage	(20,542)	(20,542)
Total shareholder’s equity	5,814	13,782
Total capitalization (long-term liabilities and equity)	6,601	14,569

24

REASONS FOR THE OFFER AND USE OF PROCEEDS

All of the Ordinary Shares offered by this prospectus are being offered by the Selling Shareholders listed in the table commencing on page 28. We will not receive any proceeds from sales of Ordinary Shares by the Selling Shareholders, although we may receive proceeds from the exercise of warrants in respect of which certain of the Ordinary Shares registered hereby are issuable. We will pay the expenses of the offering other than any underwriters’ discounts and commissions and any fees and disbursements of counsel to the Selling Shareholders. We expect that the Selling Shareholders will sell their Ordinary Shares as described under “Plan of Distribution.”

THE OFFER AND LISTING

Price History

Our ADSs have been listed on the NASDAQ Capital Market under the symbol “CLTX” since January 31, 2014. Prior to that, our ADSs were quoted on the OTCQB under the symbol “CLSXD” from January 3, 2014 to January 30, 2014 and were quoted on the OTCQB under the symbol “CLSXY” from September 16, 2013 until January 2, 2014 and under the symbol “MRRBY” from February 19, 2013 to September 15, 2013. Effective January 3, 2014, our ratio of ADS to ordinary shares changed from one ADS per each two ordinary shares to one ADS per each ten ordinary shares. Currently, each ADS is represented by ten ordinary shares.

The following table sets forth the range of high and low closing sale prices for our ADSs for the periods indicated, as reported by the NASDAQ Capital Market or the OTCQB, as applicable. These prices do not include retail mark-ups, markdowns, or commissions but give effect to the change in the number of ordinary shares represented by each ADS to ten ordinary shares per each ADS, implemented on January 3, 2014. Historical data in the table has been restated to take into account these changes.

	USD High	USD Low
Fiscal Year Ended
December 31, 2013	$25.00	$7.10
Fiscal Year Ended December 31, 2013
First Quarter	$25.00	$25.00
Second Quarter	$25.00	$20.00
Third Quarter	$20.00	$20.00
Fourth Quarter	$20.00	$7.10
Month Ended
September 2013	$20.00	$20.00
October 2013	$20.00	$20.00
November 2013	$20.00	$10.00
December 2013	$10.00	$7.10
January 2014	$11.90	$6.06
February 2014	$9.00	$6.45
March 2014	$7.10	$6.15

From the date that our ADSs were first quoted on the OTCQB on February 19, 2013 to the date that our ADSs commenced trading on the NASDAQ Capital Market, a small number of ADSs traded at prices ranging from $7.10 to $25.00 per ADS (giving effect to the ADS ratio change effective January 3, 2014), as more fully described below:

•	During the quarter ended March 31, 2013, a total of 60 ADSs were traded at a price of $25.00 per ADS.

•	From April 1, 2013 to June 30, 2013, a total of 160 ADSs were traded at prices ranging from $20.00 per ADS to $25.00 per ADS.

•	From July 1, 2013 to September 30, 2013, a total of 100 ADSs were traded at $20.00 per ADS.

•	From October 1, 2013 to December 31, 2013, a total of 3,420 ADSs were traded at prices ranging from $7.10 per ADS to $20.00 per ADS.

25

Plan of Distribution

We are registering the Ordinary Shares represented by ADSs issued and issuable upon exercise of the Warrants to permit the resale of these Ordinary Shares represented by ADSs by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Ordinary Shares or ADSs. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The Selling Shareholders may sell all or a portion of the Ordinary Shares represented by ADSs held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares represented by ADSs are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares represented by ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on the Nasdaq Capital Market or any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales made after the date this registration statement is declared effective by the SEC;
•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Ordinary Shares or ADSs under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Ordinary Shares or ADSs by other means not described in this prospectus. If the Selling Shareholders effect such transactions by selling Ordinary Shares or ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Ordinary Shares or ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or ADSs or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares or ADSs in the course of hedging in positions they assume. The Selling Shareholders may also sell Ordinary Shares or ADSs short and deliver Ordinary Shares or ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Ordinary Shares or ADSs to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the Ordinary Shares or ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares or ADSs is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares or ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares or ADSs may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

26

There can be no assurance that any Selling Shareholder will sell any or all of the Ordinary Shares represented by ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares or ADSs by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares or ADSs to engage in market-making activities with respect to the Ordinary Shares or ADSs. All of the foregoing may affect the marketability of the Ordinary Shares or ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement, estimated to be approximately $57,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares or ADSs will be freely tradable in the hands of persons other than our affiliates.

Markets

Our ADSs have been listed on the NASDAQ Capital Market under the symbol “CLTX” since January 31, 2014. Prior to that, our ADSs were quoted on the OTCQB under the symbol “CLSXD” from January 3, 2014 to January 30, 2014 and were quoted on the OTCQB under the symbol “CLSXY” from September 16, 2013 until January 2, 2014 and under the symbol “MRRBY” from February 19, 2013 to September 15, 2013. Effective January 3, 2014, our ratio of ADS to ordinary shares changed from one ADS per each two ordinary shares to one ADS per each ten ordinary shares. Currently, each ADS is represented by ten ordinary shares.

27

Selling Shareholders

The Ordinary Shares represented by ADSs that may be offered for sale by the Selling Shareholders pursuant to this prospectus represent (i) 133% of the number of Ordinary Shares that (a) may be issued to certain Selling Shareholders upon exercise of the April 2012 Warrants issued to certain accredited institutional investors, and (b) have been issued to certain Selling Shareholders and that may be issued upon exercise of the November 2012 Warrants issued to certain accredited institutional investors, and (ii) the Ordinary Shares that have been issued to a certain Selling Shareholder and that may be issued upon exercise of certain August 2012 Warrants issued to Europa International in August 2012. We are registering the Ordinary Shares represented by ADSs in order to permit the Selling Shareholders to offer the ADSs for resale from time to time. Except for the ownership of the securities described above, the Selling Shareholders have not had any material relationship with us within the past three years except that Alpha Capital Anstalt was a holder of our convertible notes that was repaid in January 2013.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Ordinary Shares represented by ADSs supplied to us by each of the Selling Shareholders at the time of the purchase by the Selling Shareholders of the shares offered hereby, updated to reflect any subsequent filings with the SEC pursuant to Section 13 of the Exchange Act or information known by us. The first column lists the number of Ordinary Shares represented by ADSs beneficially owned by the Selling Shareholders, assuming exercise of the Warrants held by each such Selling Shareholders on that date, but taking account of any limitations on exercise set forth therein. Since the date on which we were provided with the information regarding their security ownership in Celsus Therapeutics plc, Selling Shareholders may have acquired, sold, transferred or otherwise disposed of all or a portion of their securities. Accordingly, the information provided herein for any particular shareholder may understate or overstate, as the case may be, such shareholder’s current ownership.

The third column lists the Ordinary Shares represented by ADSs being offered by this prospectus by the Selling Shareholders and does not take into account any limitations on exercise of the Warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Warrants, this prospectus generally covers the resale of 133% of the maximum number of Ordinary Shares issuable upon exercise of the April 2012 Warrants and November 2012 Warrants, in each case, determined as if such Warrants were exercised in full (without regard to any limitations on exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of Ordinary Shares represented by ADSs being offered by this prospectus. The fourth column assumes the sale of all of the Ordinary Shares represented by ADSs offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the April 2012 Warrants and November 2012 Warrants, a Selling Shareholder may not exercise such Warrants to the extent (but only to the extent) such Selling Shareholders or any of its affiliates would beneficially own a number of our Ordinary Shares which would exceed 4.9%. The number of Ordinary Shares in the first column reflects these limitations. The Selling Shareholders may sell all, some or none of their ADSs in this offering. See “Plan of Distribution.”

Percentage of beneficial ownership is based on 55,561,283 of our Ordinary Shares outstanding as of February 28, 2014.

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Percentage of Outstanding Ordinary Shares Beneficially Owned Before this Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After this Offering	Percentage of Outstanding Ordinary Shares Beneficially Owned After this Offering
Iroquois Master Fund Ltd.	964,912	(1)	1.7%	446,036		518,876	*
Alpha Capital Anstalt	2,780,526	(2)	4.9%	446,036		2,789,402	4.91%
Kimberly and Jeffrey Brehm	50,109	(3)	*	20,812	(4)	29,297	*
Bob Bridges	50,109	(5)	*	20,812	(6)	29,297	*
Rupert Casey	200,438	(7)	*	83,250	(8)	117,188	*
Gregory L. Storm Revocable Trust	200,438	(9)	*	83,250	(10)	117,188	*
Brian Katz	50,109	(11)	*	20,812	(12)	29,297	*
Frank Koza	50,109	(13)	*	20,812	(14)	29,297	*
Alistair Eric Maccallum Laband	200,438	(15)	*	66,600	(16)	133,838	*
Duncan Scott	50,109	(17)	*	20,812	(18)	29,297	*
Hideo Takada	400,877	(19)	*	166,500	(20)	234,377	*
Mick McLoughlin	400,877	(21)	*	166,500	(22)	234,377	*
Martin Scherer	100,219	(23)	*	41,625	(24)	58,594	*
David A. Ufheil	100,219	(25)	*	41,625	(26)	58,594	*
Mario Dell’Aera	801,754	(27)	1.5%	249,750	(28)	552,004	1.0%
Ulrich Otto	150,238	(29)	*	62,437	(30)	87,891	*
Steve Antico	30,065	(31)	*	12,487	(32)	17,578	*
Robert McPherson	200,438	(33)	*	83,250	(34)	117,188	*
Jim Sheffield	100,219	(35)	*	41,625	(36)	58,594	*
Igor Gordon	48,105	(37)	*	19,980	(38)	28,125	*
Michael Cadwell	50,109	(39)	*	11,655	(40)	38,454	*
Adam Bricker	40,087	(41)	*	16,650	(42)	23,437	*
Europa International Inc.	465,116	(43)	*	465,116	(43)	0	0

* Represents beneficial ownership of less than 1% of our outstanding Ordinary Shares.

28

(1)         Represents 335,366 Ordinary Shares subject to issuance upon exercise of the April 2012 Warrants and an additional 629,546 Ordinary Shares issuable upon exercise of warrants as a result of anti-dilution provisions set forth in such warrants that were triggered by the September 2013 Financing. The holder will not have the right to exercise any portion of such April 2012 Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.9%, as applicable, of the number of shares of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the April 2012 Warrants. Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.

(2)         Represents (i) 748,816 Ordinary Shares, (ii) 846,710 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, (iii) 335,366 Ordinary Shares subject to issuance upon exercise of the April 2012 Warrants, (iv) 675,000 Ordinary Shares subject to issuance upon exercise of the January 2013 Warrants and (v) 174,634 Ordinary Shares subject to issuance upon exercise of Warrants issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing. The holder will not have the right to exercise any portion of such Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.9%, as applicable, of the number of shares of our Ordinary Shares outstanding immediately after giving effect to the exercise as such percentage ownership is determined in accordance with the terms of the Warrants. Accordingly, the number of Ordinary Shares Owned presented excludes an aggregate of 454,912 Ordinary Shares underlying Warrants. Konrad Ackerman (“Mr. Ackerman”) is the director of Alpha Capital Anstalt (“Alpha”) and in such capacity may be deemed to have voting control and investment discretion over the securities held for the account of Alpha. As a result of the foregoing, Mr. Ackerman may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of any Ordinary Shares deemed to be beneficially owned by Alpha.

(3)         Represents 12,500 Ordinary Shares, 31,359 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 6,250 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(4)         Represents 12,500 Ordinary Shares and 8,312 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(5)         Represents 12,500 Ordinary Shares, 31,359 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 6,250 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(6)         Represents 12,500 Ordinary Shares and 8,312 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(7)         Represents 50,000 Ordinary Shares, 125,438 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 25,000 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(8)         Represents 50,000 Ordinary Shares and 33,250 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(9)         Represents 50,000 Ordinary Shares, 125,438 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 25,000 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(10)       Represents 50,000 Ordinary Shares and 33,250 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

29

(11)       Represents 12,500 Ordinary Shares, 31,359 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 6,250 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(12)       Represents 12,500 Ordinary Shares and 8,312 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(13)       Represents 12,500 Ordinary Shares, 31,359 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 6,250 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(14)       Represents 12,500 Ordinary Shares and 8,312 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(15)       Represents 50,000 Ordinary Shares, 125,438 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 25,000 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(16)       Represents 40,000 Ordinary Shares and 26,600 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(17)       Represents 12,500 Ordinary Shares, 31,359 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 6,250 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(18)       Represents 12,500 Ordinary Shares and 8,312 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(19)       Represents 100,000 Ordinary Shares, 250,877 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 50,000 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(20)       Represents 100,000 Ordinary Shares and 66,500 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(21)       Represents 100,000 Ordinary Shares, 250,877 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 50,000 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(22)       Represents 100,000 Ordinary Shares and 66,500 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(23)       Represents 25,000 Ordinary Shares, 62,719 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 12,500 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(24)       Represents 25,000 Ordinary Shares and 16,625 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(25)       Represents 25,000 Ordinary Shares, 62,719 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 12,500 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(26)       Represents 25,000 Ordinary Shares and 16,625 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(27)       Represents 200,000 Ordinary Shares, 501,754 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 100,000 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(28)       Represents 150,000 Ordinary Shares and 99,750 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

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(29)       Represents 37,500 Ordinary Shares, 94,078 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 18,750 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(30)       Represents 37,500 Ordinary Shares and 24,937 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(31)       Represents 7,500 Ordinary Shares, 18,815 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 3,750 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(32)       Represents 7,500 Ordinary Shares and 4,987 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(33)       Represents 50,000 Ordinary Shares, 125,438 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 25,000 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(34)       Represents 50,000 Ordinary Shares and 33,250 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(35)       Represents 25,000 Ordinary Shares, 62,719 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 12,500 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(36)       Represents 25,000 Ordinary Shares and 16,625 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(37)       Represents 12,000 Ordinary Shares, 30,105 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 6,000 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(38)       Represents 12,000 Ordinary Shares and 7,980 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(39)       Represents 12,500 Ordinary Shares, 31,359 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 6,250 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(40)       Represents 7,000 Ordinary Shares and 4,655 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(41)       Represents 10,000 Ordinary Shares, 25,087 Ordinary Shares issued as a result of price protection provisions from an investment agreement that were triggered by the September 2013 Financing, and 5,000 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants.

(42)       Represents 10,000 Ordinary Shares and 6,650 Ordinary Shares subject to issuance upon exercise of the November 2012 Warrants (which is 133% of the Ordinary Shares underlying such Warrants).

(43)       Represents 232,558 Ordinary Shares and 232,558 Ordinary Shares subject to issuance upon exercise of the August 2012 Warrants.

Dilution

The securities registered hereby are Ordinary Shares that, when sold by the selling shareholders, will already be issued and outstanding. Accordingly, there will be no dilution to the Company’s shareholders from the sale of such Ordinary Shares.

Expenses of the Issue

We will bear all costs, expenses and fees incurred by us in connection with the registration of the Ordinary Shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of Ordinary Shares or ADSs, as well as any fees and disbursements of counsel to the selling shareholders.

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The following table sets forth the estimated expenses paid or payable by us in connection with this registration statement. All amounts are subject to future contingencies other than the SEC registration fee.

Securities and Exchange Commission Registration Fee	$902
Legal Fees and Expenses	$50,000
Accounting fees	$5,000
Miscellaneous	$2,098

Total	$57,000

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ADDITIONAL INFORMATION

Description of Share Capital

Issued capital

As of March 5, 2014, we had 55,561,283 Ordinary Shares outstanding, and no Deferred A shares (on June 14, 2007, we bought back the 400,000 Deferred A Shares held by CSS, for £400 (or $789); we had 633,333 issued Deferred B shares and 400,000 issued Deferred C shares that expired in 2011, and in June 2012, respectively, yet held by CSS.

As of December 31, 2012, we had 13,369,809 Ordinary Shares outstanding, and no Deferred A shares (on June 14, 2007, we bought back the 400,000 Deferred A Shares held by CSS, for £400 (or $789); we had 633,333 issued Deferred B shares and 400,000 issued Deferred C shares that expired in 2011, and in June 2012, respectively, yet held by CSS.

As of December 31, 2011, we had 12,098,597 Ordinary Shares outstanding, and no Deferred A shares (on June 14, 2007, we bought back the 400,000 Deferred A Shares held by CSS, for £400 (or $789); we had 633,333 issued Deferred B shares that expired in 2011, yet held by CSS and 400,000 Deferred C shares that expired in June 2012, and as of November 30, 2012, still held by CSS.

As of December 31, 2011 and December 31, 2012, there were options issued for the purchase of up to 411,002 and 823,990 of our Ordinary Shares, respectively, pursuant to the terms of our ESOP.

As of December 31, 2012, there are 320,775 options to purchase Ordinary Shares, at an exercise price of £0.80 per share (or $1.25); 60,227 options to purchase Ordinary Shares, at an exercise price of £0.79 per share (or $1.23); 425,000 options to purchase Ordinary Shares, at an exercise price of $1.56 per share; 2,988 options to purchase Ordinary Shares, at an exercise price of $1.75 per share; and 15,000 options to purchase Ordinary Shares, at an exercise price of $2.00 per share.

For more information on the grantees and vesting dates, see “Management — Compensation —  Employee Stock Option Plan.”

As of March 5, 2014, there were issued and outstanding: warrants to purchase up to 98,231 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on January 16, 2017; warrants to purchase up to 76,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on February 12, 2017; a warrant to purchase up to 309,492 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on February 12, 2017; warrants to purchase up to 67,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on March 19, 2017; and warrants to purchase up to 1,929,824 Ordinary Shares at an exercise price of $0.57 per share, which warrants expire on April 3, 2017; and warrants to purchase up to 92,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on April 26, 2017; and warrants to purchase up to 10,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on May 22, 2017; and warrants to purchase up to 5,000 Ordinary Shares at an exercise price of $2.25 per share, which warrants expire on June 20, 2017; and warrants to purchase up to 7,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on August 3, 2017; and warrants to purchase up to 232,558 Ordinary Shares at an exercise price of $1.72 per share, which warrant expires on August 29, 2017; and warrants to purchase up to 10,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on August 29, 2017; warrants to purchase up to 8,375 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on September 28, 2017; warrants to purchase up to 465,930 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire November 30, 2017; warrants to purchase up to 8,750 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire January 17, 2018; Series A warrants to purchase up to 202,750 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire January 17, 2018, Series B warrants to purchase up to 375,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire the earlier of (i) the one-year anniversary such warrants are registered, or (ii) 18 months and Series C warrants to purchase up to 187,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire January 17, 2018; Series A warrants to purchase up to 45,950 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire January 31, 2018; Series A warrants to purchase up to 16,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire February 28, 2018; Series A warrants to purchase up to 18,600 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire February 28, 2018; Series A warrants to purchase up to 12,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire March 20, 2018, Series A warrants to purchase up to 10,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on April 9, 2018, Series A warrants to purchase up to 8,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on April 29, 2018, Series A warrants to purchase up to 10,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on May 13, 2018, Series A warrants to purchase up to 17,075 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on September 10, 2018 and Series A warrants to purchase up to 5,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on September 17, 2018. As of December 31, 2011 and December 31, 2012, there were convertible notes in the principal amount of $0 and $1.1 million, respectively, which notes were convertible into 643,274 of our Ordinary Shares at a conversion price of $1.71 per share, which notes matured on January 4, 2013. On August 29, 2012, we entered into a subscription agreement with Europa International Inc. pursuant to which we sold 232,558 Ordinary Shares and five-year warrants to purchase 232,558 Ordinary Shares at an exercise price of $1.72 per share for an aggregate purchase price of $400,000. As a result of such transaction, the exercise price of the Warrants issued in the April 2012 Financing was reduced to $1.64 per share in accordance with the anti-dilution provisions contained in the April 2012 Financing agreements. On January 2, 2013 we repaid in full the convertible notes. Further, on September 24, 2013, we issued 21,958,302 Ordinary shares at a price of $0.57 per share. As a result of such transaction, the exercise price of the Warrants issued in the April 2012 Financing was reduced to $0.57 per share in accordance with the anti-dilution provisions contained in the April 2012 Financing agreements.

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On June 13, 2007, in the Annual General Meeting, it was resolved that the directors are authorized to issue equity securities after the shareholders waived their pre-emption rights on the issue of new shares. Such power shall expire on the fifth anniversary of the date of passing this resolution, namely June 13, 2012.

On June 28, 2012, in the Annual General Meeting, it was resolved that the directors are authorized to issue equity securities after the shareholders waived their pre-emption rights on the issue of new shares. Such power shall expire on the fifth anniversary of the date of passing this resolution, namely June 28, 2017.

On June 14, 2007, the Company bought back from Prof. Saul Yedgar 1,070,000 Ordinary Shares, for a consideration of approximately in total £1.00 (approximately $1.00).

Shares not representing capital

None.

Shares held by the Company

We are not permitted under English law to hold our own Ordinary Shares unless they are repurchased by us and held in treasury.

History of share capital

The following table sets forth the history of our share capital as of the end of each of our last three fiscal years:

	December 31, 2011		December 31, 2012		December 31, 2013
Ordinary shares	12,098,597	(1)	13,369,809	(2)	40,227,953	(6)
Deferred A shares				(3)
Deferred B shares				(4)
Deferred C shares				(5)
Options (7)	400,000		823,990		2,256,690

(1)	During 2011, we issued 522,026 Ordinary Shares at a price of $1.63-$1.95 per share. Pursuant to the Option Agreement dated February 3, 2005, between us and Yissum, Yissum exercised its option to purchase 15,000 Ordinary Shares at an exercise price of £0.01 per share.

(2)	During 2012, we issued 1,271,212, units of Ordinary Shares and warrants at a price per unit of $1.72-$2.25 per share.

(3)	The deferred A shares were bought back by us on June 14, 2007.

(4)	The deferred B shares expired on May 13, 2011.

(5)	The deferred C shares expired on June 13, 2012.

(6)	During 2013, we issued 22,811,452, Ordinary Shares at $0.57 per share and 4,046, 692 Ordinary Shares due to Most Favored Nation and price protection provisions.

(7)	All of the August 28, 2007 options have an exercise price of £0.80 per share (or $1.56 per share), the options granted to Dr. Sidransky on February 5, 2008 have an exercise price of £0.79 per share (or $1.56 per share) and the options granted to Dr. Bondi on May 27, 2009 have an exercise price of $1.56 per share.

Since January 1, 2012, we have issued the following securities, none of which involved a change in voting rights attached to the securities at issue (for more information, see “— Rights Attached to our Shares” below):

•	On January 16, 2012, we issued 98,231 Ordinary Shares at a price of $2.00 per share and warrants to purchase up to 79,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on January 16, 2017;

•	On February 12, 2012, we issued 86,000 Ordinary Shares at a price of $2.00 per share and warrants to purchase up to 76,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on February 12, 2017.

•	On February 12, 2012, we issued PCZL a warrant to purchase 309,492 Ordinary Shares at an exercise price of $2.00 per share, which warrant expires on February 12, 2017. This warrant was issued to PCZL in satisfaction of certain legal fees owed by the Company.

•	On March 19, 2012, we issued 12,500 Ordinary Shares at a share price of $2.00 per share and warrants to purchase up to 67,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on March 19, 2017.

•	On April 4, 2012, we issued an aggregate of $1.1 million in original issue discount senior secured convertible notes and warrants to purchase up to an aggregate of 1,929,824 Ordinary Shares at an exercise price of $0.57 (adjusted September 24, 2013 due to price protection), which warrants expire on April 4, 2017. On and after April 4, 2013, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis. On January 2, 2013 we repaid in full the convertible notes.

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•	On April 26, 2012, we issued 47,500 Ordinary Shares at a price of $2.00 per share and granted warrants to purchase up to 92,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on April 26, 2017 and we granted, pursuant to the ESOP, options to purchase up to 395,000 Ordinary Shares at an exercise price of $1.56 per share.

•	On May 22, 2012, we issued 10,000 Ordinary Shares at a price of $2.00 per share and granted warrants to purchase up to 10,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on May 22, 2017.

•	On June 27, 2012, we issued 10,000 Ordinary Shares at a price of $2.25 per share and issued warrants to purchase up to 5,000 Ordinary Shares at an exercise price of $2.25 per share, which warrants expire on June 27, 2017 and options to purchase up to 2,988 Ordinary Shares at an exercise price of $1.75 per share.

•	On June 28, 2012, we granted, pursuant to the ESOP, options to purchase up to 15,000 Ordinary Shares at an exercise price of $2.00 per share.

•	On August 3, 2012, we issued 7,500 Ordinary Shares at a price of $2.00 per share and granted warrants to purchase up to 7,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on August 3, 2017.

•	On August 29, 2012, we entered into a subscription agreement with Europa International Inc. pursuant to which we sold 232,558 Ordinary Shares and five-year warrants to purchase 232,558 Ordinary Shares at an exercise price of $1.72 per share for an aggregate purchase price of $400,000. As a result of such transaction, the conversion price and exercise price of the Notes and Warrants issued in the April 2012 Financing should be reduced to $1.64 per share in accordance with calculation performed by us pursuant to the anti-dilution provisions contained in the April 2012 financing agreements.

•	On August 29, 2012, we issued 10,000 Ordinary Shares at a price of $2.00 per share and issued warrants to purchase up to 10,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on August 29, 2017.

•	On September 28, 2012, we issued 8,375 Ordinary Shares at a price of $2.00 per share and issued warrants to purchase up to 8,375 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on September 28, 2017. In addition, we issued 16,279 Ordinary Shares for financial advisory services to a consultant in relation with our financing in August 2012.

•	On November 30, 2012, we issued an aggregate of 751,500 units, each unit consisting of one Ordinary Share and one warrant to purchase one half of one share, at a price per unit of $2.00 for gross proceeds of $1,503,000. The warrants are to purchase up to an aggregate of 375,750 Ordinary Shares at an exercise price of $2.00, which warrants expire on November 30, 2017. On and after November 30, 2013, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On January 17, 2013, we issued 473,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 799,000 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $946,000. In addition, we issued a warrant to purchase 43,035 Ordinary Shares to Garden State Securities as part of the compensation related to the 2013 Financing. On and after January 17, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On January 31, 2013, we issued an aggregate of 77,500 units, each unit consisting of one Ordinary Share and one warrant to purchase one half of one share, at a price per unit of $2.00 for gross proceeds of $155,000. The warrants are to purchase up to an aggregate of 38,750 Ordinary Shares at an exercise price of $2.00, which warrants expire on January 31, 2018. In addition, we issued a warrant to purchase 7,200 Ordinary Shares to Garden State Securities as part of the compensation related to the 2013 Financing. On and after January 31, 2013, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis. Furthermore, if Garden State Securities raises an aggregate of at least $3,500,000 for the Company, the agreement that was signed with the agent on November 30, 2012 shall be amended such that the warrants granted to them in relation to the November Financing, will be eligible to a down-round anti-dilution protection.

•	On February 28, 2013, we issued 63,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 31,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $126,000. In addition, we issued a warrant to purchase 3,600 Ordinary Shares to Garden State Securities as part of the compensation related to the 2013 Financing. On and after February 28, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On March 20, 2013, we issued 25,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 12,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $50,000. On and after March 20, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On April 9, 2013, we issued 32,500 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 16,250 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $65,000. On and after April 9, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On April 29, 2013, we issued 117,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 58,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $234,000. On and after April 29, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On May 13, 2013, we issued 20,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 10,000 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $40,000. On and after May 13, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

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•	On September 10, 2013, we issued 34,150 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 17,075 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $68,300. On and after September 10, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On September 17, 2013, we issued 11,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 5,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $22,000. On and after September 17, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On September 19, 2013, we issued 21,958,302 Ordinary shares at a price of $0.57 per share for total proceeds of approximately $12,516,232. As a result of price protection provisions from investment agreements with previous investors, (i) an aggregate of 4,046,692 additional ordinary shares are being issued to previous investors in connection with this issuance (and after payment of par value) and (ii) there will be an additional 1,259,092 ordinary shares issuable upon exercise of outstanding warrants.

•	On February 5, 2014, we issued 15,333,330 Ordinary shares at a price of $0.57 per share for total proceeds of approximately $9,200,000.

Memorandum and Articles of Association

Objects and Purposes

We were incorporated in England and Wales as a private limited company on October 7, 2004 under the name “Freshname No. 333 Limited,” registered number 5252842. On January 19, 2005, we changed our name to “Morria Biopharmaceuticals Ltd.” and subsequently re-registered as a public limited company, under the name “Morria Biopharmaceuticals PLC.” on February 15, 2005. In June 2013, we changed our name to “Celsus Therapeutics PLC.” The objective stated in Section 3 of our Articles is to carry on business as a general commercial company.

Fiduciary Duties of Office Holders

The Companies Act imposes a duty of care and a duty of loyalty on all office holders of a company. The duty of care requires an office holder to act with the standard of skills with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes a duty to use reasonable means to obtain:

•	information regarding the business advisability of a given action brought for his or her approval or performed by him or her by virtue of his or her position; and

•	all other information of importance pertaining to the aforesaid actions.

The duty of loyalty requires an office holder to act in good faith and for the benefit of the company and includes a duty to:

•	refrain from any act involving a conflict of interest between the fulfillment of his or her role in the company and the fulfillment of any other role or his or her personal affairs;

•	refrain from any activity that is competitive with the business of the company;

•	refrain from exploiting any business opportunity of the company with the aim of obtaining a personal gain for himself or herself or others; and

•	disclose to the company all information and provide it with all documents relating to the company’s affairs which the office holder has obtained due to his position in the company.

Under equity, directors have owed fiduciary duties to their companies. Chapter 2 of Part 10 of the Companies Act 2006 (2006 Act) codifies certain of those duties. The relevant statutory duties under the 2006 Act are:

•	to act within powers;

•	to promote the success of the company;

•	to exercise independent judgment;

•	to avoid conflicts of interest;

•	not to accept benefits from third parties; and

•	to declare an interest in a proposed transaction or arrangement.

In addition, the general principles of Fiduciary Duties as set out in common law continue in place in respect of Directors. The general four principles of Fiduciary Duties are:

(a)	No conflict: A must not place himself in a position where his own interests conflict with those of B or where there is a real possibility that this will happen. This is also known as conflict of duty or conflict of interest.

(b)	No-profit: A must not profit from his position at the expense of B. This is also known as misuse of property held in a fiduciary capacity.

(c)	Undivided loyalty: A fiduciary owes undivided loyalty to his beneficiary. Rather confusingly, this is sometimes called conflict of duty. A must not place himself in a position where his duty to another customer conflicts with his duty to B.

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(d)	Confidentiality: A must use or disclose information obtained in confidence from B for the benefit only of B.

In the corporate realm, these have been refined as follows:

•	Duty to act in good faith in the best interests of the company: A director had to act at all times in good faith in what he considered was the best interests of the company.

•	Duty to act within the powers conferred by the company’s memorandum and articles of association and to exercise powers for proper purposes: A director could not cause the company to undertake activities outside that permitted by the company’s constitutional documents, or exercise his powers for any “improper purpose”.

•	Duty to avoid conflicting interests and duties: A director was obliged to avoid placing himself in a position where there was a conflict, or possible conflict, between the duties which he owed to the company and either his personal interests or other duties which he owed to a third party.

•	Duty not to make unauthorized profits: A director was under a duty to account for any personal profit made by virtue of his directorship unless the prof it was authorized by shareholder resolution or was in accordance with the company’s articles. The duty to account was strict, and did not depend on fraud or lack of good faith, or on the company suffering any loss.

Standard of Care

A director had to take such actions as would be taken by “a reasonably diligent person,” having both:

•	the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company; and

•	the general knowledge, skill and experience that that director has.

Disclosure of Personal Interests of an Officer Holder

The Companies Act requires that an office holder disclose to the Company any personal interest that he or she may have, and all related material information and documents known to him or her, in connection with any existing or proposed transaction by the company. The disclosure is required to be made promptly and in any event, no later than the board of directors meeting in which the transaction is first discussed. “Personal interest” is defined by the Companies Act as a personal interest of a person in an act or transaction of the company, including a personal interest of his relative or of a corporate body in which that person or a relative of that person is a holder of 20% or more of that corporate outstanding shares or voting rights, is a director or general manager, or in which he or she has the right to appoint at least one director or the general manager. “Personal interest” does not apply to a personal interest stemming merely from the fact that the office holder is also a shareholder in the company. The term “personal interest” also includes the personal interest of a person voting under a proxy given by another person, even if such appointing person has no personal interest in the proposed act or transaction. The vote of a person voting under a proxy given by a person having a personal interest in the proposed act or transaction, even if the person voting under the proxy has no personal interest, shall be deemed as a vote made by a person having a personal interest in the proposed act or transaction. In relation to the relatives of a director under the Companies Act, this includes the spouse or civil partner, children living with the director who are under 18 and the director’s parents.

Section 177 of the Companies Act requires any transaction in which a director has an interest to be declared, and not only those that are extraordinary transactions.

Except as provided in our New Articles of Association, as adopted by special resolution passed on June 28, 2012, or our Articles, a director may not vote at a meeting of the board or of a committee of the board on any resolution concerning a matter:

•	in which he has (either alone or together with any person connected with him, as provided in the Companies Act) a material interest, other than an interest in shares or debentures or other securities of or in the company; and

•	subject to the Companies Act, which conflicts or may conflict with the interests of Celsus.

A director is not counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.

Notwithstanding the foregoing, a director is entitled to vote and be counted in the quorum in respect of any resolution concerning any of the following matters:

•	the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of Celsus or any of our subsidiaries for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

•	any proposal concerning an offer of shares or debentures or other securities of or by Celsus or any of our subsidiaries for subscription or purchase in which offer he is or is to be interested as a participant as the holder of such shares, debentures or other securities or in its underwriting or sub-underwriting;

•	any contract, arrangement, transaction or other proposal concerning any other company in which he holds an interest not representing one per cent. or more of any class of the equity share capital (calculated exclusive of any shares of that class held as treasury shares) of such company, or of any third company through which his interest is derived, or of the voting rights available to members of the relevant company, any such interest being deemed for the purpose of this regulation to be a material interest in all circumstances;

•	any contract, arrangement, transaction or other proposal concerning the adoption, modification or operation of a superannuation fund or retirement, death or disability benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval by Her Majesty’s Revenue & Customs;

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•	any contract, arrangement, transaction or proposal concerning the adoption, modification or operation of any scheme for enabling employees, including full time executive directors of Celsus or any of our subsidiaries to acquire shares of Celsus or any arrangement for the benefit of employees of Celsus or any of our subsidiaries, which does not award him any privilege or benefit not awarded to the employees to whom such scheme relates; or

•	any contract, arrangement, transaction or proposal concerning insurance which Celsus proposes to maintain or purchase for the benefit of directors or for the benefit of persons including directors.

Regulation 29 of the Articles states, that the board may authorize any matter which may otherwise involve a director breaching his duties under certain sections of the Companies Act 2006 to avoid conflicts of interest.

Any director (including the director which has the conflict) may propose that such conflicted director be authorized in relation to any matter which is the subject of such a conflict. The director with the conflict will not count towards the quorum at the meeting at which the conflict is considered and may not vote on any resolution authorizing the conflict. Where the board gives authority in relation to such a conflicts, the board may impose such terms on the relevant director as it deems appropriate.

Directors’ and Officers’ Compensation

The Companies Act requires that a resolution approving provisions to appoint a director for a fixed period of more than two years, must not be passed unless a memorandum setting out the proposed contract incorporating the provision is made available to members: in the case of a resolution at a meeting, by being made available for inspection by members of the company both (i) at the company’s registered office for not less than 15 days ending with the date of the meeting, and (ii) at the meeting itself.

Since David Sidransky and Mark Cohen were appointed on the Annual General meeting that convened on June 28, 2012, for a period of 3 years; the memorandum setting out the proposed contract incorporating such provision, was made available to members within the required period. Termination payments for loss of office to directors cannot be made without shareholder approval.

Directors’ Borrowing Powers

Our board of directors may, from time to time, in its discretion, cause us to borrow or secure the payment of any sum or sums of money for the purposes of our company.

Retirement of Directors

We do not have any age limitations for our directors, nor do we have mandatory retirement as a result of reaching a certain age.

Share Qualification of Directors

No shareholding qualification is required by a director.

Rights Attached to our Shares

Except as noted herein, the rights attaching to our Ordinary Shares and our deferred shares are the same. Until conversion of the deferred shares in accordance with the terms of our Articles, the deferred shares have no rights attaching to them whatsoever (other than the right of conversion). At any time before the fifth anniversary of the date of their issuance, at the option of the holders of the deferred shares, the deferred shares may be converted into Ordinary Shares. To effect the conversion, holders of the deferred shares must pay the difference between par value of each deferred share and either £0.25 in the case of a deferred A share, £0.60 in respect of a deferred B share, and £0.80 in respect of a deferred C share. The deferred shares can no longer be converted into our ordinary shares.

Dividend Rights.   Our Articles provide that our board of directors may, subject to the applicable provisions of the Companies Act, from time to time, declare such dividend as may appear to the board of directors to be justified by the profits of the company. Subject to the rights of the holders of shares with preferential or other special rights that may be authorized in the future, holders of Ordinary Shares are entitled to receive dividends according to their rights and interest in our profits. Dividends, to the extent declared, are distributed according to the proportion of the nominal value paid up on account of the shares held at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value, if any. Under the Companies Act, a company may distribute a dividend only if the distribution does not create a reasonable concern that the company will be unable to meet its existing and anticipated obligations as they become due. A company may only distribute a dividend out of the company’s profits, as defined under the Companies Act. If the company does not meet the profit requirement, a court may allow it to distribute a dividend, as long as the court is convinced that there is no reasonable concern that such distribution might prevent the company from being able to meet its existing and anticipated obligations as they become due.

Voting Rights.   Holders of Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

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The Ordinary Shares do not have cumulative voting rights in the election of directors. As a result, holders of Ordinary Shares that represent more than 50% of the voting power at the general meeting of shareholders, in person or by proxy, have the power to elect all the directors whose positions are being filled at that meeting to the exclusion of the remaining shareholders. At every annual general meeting, one third of the directors who are subject to retirement by rotation, or as near to it as may be, will retire from office. In any two year period, a majority of the directors must stand for re-election or replacement. In the event that this majority has not been met and the number of directors eligible for retirement by rotation under the provision of our Articles are not met, any further directors to retire are those who have been in office the longest since their last appointment or re-appointment, but as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board of Directors at the recommendation of the Chairman. A retiring director is eligible for re-appointment, subject to the terms of our Articles.

The actions necessary to change the rights of holders of the Ordinary Shares are as follows: the rights of the shareholders would need to be altered by way of an extraordinary resolution requiring 75% vote of the shareholders who are present and voting in person or by proxy. In order to change the rights of a separate class of shares, it will require such a vote by shareholders of that class of shares.

Liquidation Rights.   In the event of our liquidation, subject to applicable law, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of Ordinary Shares in proportion to their respective holdings. This liquidation right may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Redemption Provisions.   We may, subject to applicable law and to our Articles, issue redeemable preference shares and redeem the same.

Capital Calls.   Under our Articles and the Companies Act, the liability of our shareholders is limited to the nominal

Transfer of Shares.   Fully paid Ordinary Shares are issued in registered form and may be transferred pursuant to our Articles, unless such transfer is restricted or prohibited by another instrument and subject to applicable securities laws.

Preemptive Rights.   Our shareholders have preemptive rights with respect to new issuances of equity securities. We plan to convene a shareholders’ meeting prior to the effectiveness of the registration statement to which this prospectus forms a part to obtain a waiver of such rights for a period of five years.

The articles state that the directors of the Company may refuse to authorize a transfer of shares if the shares in question have not been paid in full and are therefore only partly paid.

Modification of Rights

Subject to the provisions of the Companies Act, if at any time our capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated with the consent in writing of the holders of at least three-fourths in nominal value of that class or with the sanction of a special resolution passed at a separate meeting of the holders of that class, but not otherwise. The quorum at any such meeting is two or more persons holding, or representing by proxy, at least one-third in nominal value of the issued shares in question.

Transfer Restrictions

Upon the listing of our shares on a Regulated Market (as defined by the Financial Services and Markets Act 2000, the AIM market of the London Stock Exchange, the New York Stock Exchange, the NYSE Amex, NASDAQ and similar securities exchanges), the Board may decide that up to 100% of each shareholders’ free shares (i.e. unrestricted shares under the applicable rules and regulations) shall be restricted to sale or transfer according to the following provisions, such shares as restricted by the Board being Restricted Shares: (i) during the first six months commencing on the date of the listing, no transfer of Restricted Shares is permitted; (ii) as of the seventh and eighth month following the date of the listing, such a shareholder may transfer shares that constitute up to 12.5% of his Restricted Shares per month; and (iii) as of the ninth month following the date of the listing, the remaining Restricted Shares are no longer considered restricted.

Shareholders’ Meetings and Resolutions

Pursuant to our Articles, the quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy, who hold shares conferring in the aggregate more than 15% of our voting power. If at any time the Company has only one shareholder, such shareholder, in person, by proxy or, if a corporation, by its representative, shall constitute a quorum. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the chairman of the board may designate. Furthermore, the board of the company may call a general meeting whenever they think fit. If the Board, in its absolute discretion, considers that it is impractical or unreasonable for any reason to hold a general meeting on the date or at the time or place specified in the notice calling the general meeting, it may postpone the general meeting to another date, time and/or place.

Under the Companies Act, each shareholder of record must be provided at least 14 calendar days prior to the notice of any general shareholders’ meeting and 21 days prior to the notice of an annual general meeting. Subject to the provisions of the Companies Act, our annual general meeting will be held at such time and place or places as our board may determine. Our board may call a general meeting whenever it thinks fit, and must do so when required under the Companies Act. General meetings must also be convened on such requisition, or in default may be convened by such requisitionists or by court order, as provided by the Companies Act.

Limitation on Owning Securities

Our Articles do not restrict in any way the ownership or voting of Ordinary Shares by non-residents. Furthermore, there is no longer an obligation of a shareholder of a UK company which is a non-listed (in the UK or EU) company to voluntarily disclose his shareholding unless, required to do so by the company. If the company serves a demand on a person under section 793 to the Companies Act 2006, that person will be required to disclose any interest he has in the shares of the company.

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Change in Control

We can issue additional shares with any rights or restrictions attached to them as long as not restricted by any rights attached to existing shares. These rights or restrictions can be decided by the directors so long as there is no conflict with any resolution passed by the shareholders. The ability of the directors to issue shares with rights or restrictions that are different than those attached to the currently outstanding Ordinary Shares could have the effect of delaying, deferring or preventing change of control of our company.

In addition, as discussed above under “— A. Directors and Senior Management”, our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Because this would prevent shareholders from replacing the entire board at a single meeting, this provision could also have the effect of delaying, deferring or preventing a change in control of our company.

We may in the future be subject to the UK Takeover Code which is not binding on our company at the present time. Nevertheless, the UK Takeover Code could apply to our company under certain circumstances in the future and if that were to occur, each shareholder who is to acquire more than 29.9% of our issued and outstanding shares could, in most circumstances, be required to make an offer for all the shares in our company under the terms of the UK Takeover Code.

Drag Along

If any shareholder or shareholders holding in aggregate 75% or more of the issued Ordinary Shares wish to transfer such shares in a transaction or series of related transactions to a third party, such selling shareholders may require all remaining shareholders to offer the Ordinary Shares held by them to the proposed buyer.

Our Articles do not have conditions governing changes in our capital which are more stringent than those required by law.

City Code on Takeovers and Mergers

Since our place of central management and control is not in the United Kingdom, we are currently not subject to the U.K. City Code on Takeovers and Mergers (the “City Code”), which is issued and administered by the U.K. Panel on Takeovers and Mergers (the “Panel”). The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

(a)	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

(b)	who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Material Contracts

Information regarding the Company’s material contracts is disclosed under Item 10.C of the 2012 Annual Report, on Form 20-F which is incorporated by reference herein.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ADSs, other than withholding tax requirements. There is no limitation imposed by English law or our articles of association on the right of non-residents to hold or vote shares.

Taxation

The following summary contains a description of certain United Kingdom and United States federal income tax consequences of the acquisition, ownership and disposition of our Ordinary Shares or ADSs to a U.S. holder of our Ordinary Shares or ADSs. The summary is based upon the tax laws of the United Kingdom and the United States and the respective regulations thereunder as of the date hereof, which are subject to change.

For purposes of this description, a “U.S. Holder” includes any beneficial owner of the Celsus Ordinary Shares or ADSs that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or organized under the laws of any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust; or (2) such trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

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A “Non-U.S. Holder” is any beneficial owner of our Ordinary Shares or ADSs that is not a U.S. Holder.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. This discussion assumes that you are familiar with the tax rules applicable to investments in securities generally, and with any special rules to which you may be subject. In particular, the discussion deals only with investors that will hold Celsus Ordinary Shares or ADSs as capital assets, and does not address the tax treatment of investors that are subject to special rules, such as banks, financial institutions, insurance companies, dealers or traders in securities or currencies, persons that elect mark-to- market treatment, tax-exempt entities (including 401 pensions plans), real estate investment trusts, regulated investment companies, grantor trusts, individual retirement and other tax-deferred accounts, persons that received Celsus ordinary or ADS shares as compensation for the performance of services, persons who own, directly, indirectly through non-U.S. entities or by attribution by application of the constructive ownership rules of section 958(b) of the United States Internal Revenue Code of 1986, or Code, 10% or more of Celsus voting shares or ADS, persons that are residents of the U.K. for U.K. tax purposes or that conduct a business or have a permanent establishment in the U.K., persons that hold Celsus Ordinary Shares or ADSs as a position in a straddle, hedging, conversion, integration, constructive sale or other risk reduction transaction, certain former citizens or long-term residents of the U.S., partnerships and their partners and persons whose functional currency is not the U.S. dollar. This discussion is based on laws, treaties, judicial decisions, and regulatory interpretations in effect on the date hereof, all of which are subject to change, as well as, in the United States, the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

You are urged to consult with your own advisers regarding the tax consequences of the acquisition, ownership, and disposition of our Ordinary Shares or ADSs in the light of your particular circumstances, including the effect of any state, local, or other national laws.

United Kingdom tax considerations

Taxation of dividends

Under current U.K. tax law, no tax is required to be withheld in the United Kingdom at source from cash dividends paid to U.S. resident holders.

Taxation of Capital Gains

Subject to the comments in the following paragraph, a holder of Celsus Ordinary Shares or ADSs who, for U.K. tax purposes, is neither resident nor, in the case of an individual, ordinarily resident, in the U.K. will not be liable for U.K. taxation on capital gains realized on the disposal of Celsus Ordinary Shares or ADS unless at the time of the disposal:

•	the holder carries on a trade, or in the case of an individual, a profession or vocation in the United Kingdom through, in the case of an individual, a branch or agency, or, in the case of a company, a permanent establishment, and

•	the Celsus Ordinary Shares or ADSs are or have been used, held, or acquired for the purpose of such trade, profession, vocation, branch, agency or permanent establishment.

A holder of Celsus Ordinary Shares or ADSs who (1) is an individual who has ceased to be resident or ordinarily resident for U.K. tax purposes in the United Kingdom, (2) was resident or ordinarily resident for U.K. tax purposes in the United Kingdom for at least four out of the seven U.K. tax years immediately preceding the year in which he or she ceased to be both resident and ordinarily resident in the United Kingdom, (3) only remains non-resident and non-ordinarily resident in the United Kingdom for a period of less than five tax years and (4) disposes of his or her Celsus Ordinary Shares or ADSs during that period may also be liable, upon returning to the United Kingdom, for U.K. tax on capital gains, subject to any available exemption or relief, even though he or she was not resident or ordinarily resident in the United Kingdom at the time of the disposal.

Inheritance Tax

Celsus Ordinary Shares or ADSs are assets situated in the United Kingdom for the purposes of U.K. inheritance tax (the equivalent of U.S. estate and gift tax). Subject to the discussion of the U.K.-U.S. estate tax treaty in the next paragraph, U.K. inheritance tax may apply (subject to any available reliefs) if an individual who holds Celsus Ordinary Shares or ADSs gifts them or dies even if he or she is neither domiciled in the United Kingdom nor deemed to be domiciled there under U.K. law. For inheritance tax purposes, a transfer of Celsus Ordinary Shares or ADSs at less than full market value may be treated as a gift for these purposes. Special inheritance tax rules apply (1) to gifts if the donor retains some benefit, (2) to close companies and (3) to trustees of settlements.

However, as a result of the U.K.-U.S. estate tax treaty, Celsus Ordinary Shares or ADSs held by an individual who is domiciled in the United States for the purposes of the U.K.-U.S. estate tax treaty and who is not a U.K. national will not be subject to U.K. inheritance tax on that individual’s death or on a gift of the Celsus Ordinary Shares or ADSs unless the Ordinary Shares or ADSs:

•	are part of the business property of a permanent establishment in the United Kingdom, or

•	pertain to a fixed base in the United Kingdom used for the performance of independent personal services.

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The U.K.-U.S. estate tax treaty provides a credit mechanism if the Celsus Ordinary Shares or ADSs are subject to both U.K. inheritance tax and to U.S. estate and gift tax.

U.K. Stamp Duty and Stamp Duty Reserve Tax (SDRT)

In general no stamp duty should be payable on any transfer of ADSs provided that the ADSs and any separate instrument of transfer are executed and retained at all times outside the United Kingdom. A transfer of shares in registered form would attract ad valorem stamp duty generally at the rate of 0.5% of the purchase price of the shares. There is no charge to ad valorem stamp duty on gifts.

An agreement to transfer ADSs should not give rise to SDRT. SDRT would generally be payable on an unconditional agreement to transfer shares in registered form at 0.5% of the amount or value of the consideration for the transfer, but is repayable if, within six years of the date of the agreement, an instrument transferring the shares is executed or, if the SDRT has not been paid, the liability to pay the tax (but not necessarily interest and penalties) would be cancelled.

HMRC now accepts that stamp duty/SDRT is not payable on issues of UK shares and securities to depositary receipt issuers and clearance services anywhere in the world. HMRC still contends however that stamp duty/SDRT at 1.5% is payable on transfers (by sale or otherwise) of shares and securities to depository receipt systems or clearance services that are not an integral part of an issue of share capital.

United States federal income taxation considerations

U.S. Taxation of Distributions

The gross amount of any distributions made by us to a U.S. Holder will generally be subject to U.S. federal income tax as dividend income to the extent paid or deemed paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations with respect to dividends received from other U.S. corporations. To the extent that an amount received by a U.S. Holder exceeds its allocable share of our current and accumulated earnings and profits, such excess would, subject to the discussion below, be treated first as a tax-free return of capital which will reduce such U.S. Holder’s tax basis in his Celsus Ordinary Shares or ADSs and then, to the extent such distribution exceeds such U.S. Holder’s tax basis, it will be treated as capital gain.

Subject to applicable holding period and other limitations, the U.S. Dollar amount of dividends received on the Celsus Ordinary Shares or ADSs by certain non-corporate U.S. Holders are currently subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends” and certain other requirements are met. Dividends paid on the Celsus Ordinary Shares or ADSs will be treated as qualified dividends if: (i) we are eligible for the benefits of the Treaty or the Ordinary Shares or ADSs are readily tradable on an established U.S. securities market and (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company, or PFIC. Although we currently believe that distributions on the Celsus Ordinary Shares or ADSs that are treated as dividends for U.S. federal income tax purposes should constitute qualified dividends, no assurance can be given that this will be the case. U.S. Holders should consult their tax advisors regarding the tax rate applicable to dividends received by them with respect to the Celsus Ordinary Shares or ADSs, as well as the potential treatment of any loss on a disposition of Celsus Ordinary Shares or ADSs as long-term capital loss regardless of the U.S. Holders’ actual holding period for the Celsus Ordinary Shares or ADSs.

The 15% maximum individual tax rate for qualified dividends is scheduled to expire at the end of 2012, after which all dividends would be subject to ordinary income tax rates. The maximum rate for ordinary income for individuals, currently 35%, is scheduled to increase to 39.6% in 2013.

We have not maintained and do not plan to maintain calculations of earnings and profits under U.S. federal income tax principles. Accordingly, it is unlikely that U.S. Holders will be able to establish whether a distribution by us is in excess of our and accumulated earnings and profits (as computed under U.S. federal income tax principles). If U.S. Holders are unable to establish that distributions are in excess of our accumulated earnings and profits as determined under U.S. federal income tax principles, any distribution by us may be treated as taxable in its entirety as a dividend to U.S. Holders for U.S. federal income tax purposes.

For foreign tax credit computation purposes, dividends will generally constitute foreign source income, and with certain exceptions, will constitute “passive category income.”

U.S. Taxation of Capital Gains

Gain or loss realized by a U.S. Holder on the sale or other disposition of Celsus Ordinary Shares or ADSs will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the Celsus Ordinary Shares or ADSs and the amount realized on the disposition. Such gain or loss generally will be treated as long-term capital gain or loss if the Celsus Ordinary Shares or ADSs have been held for more than one year. Any such gain or loss realized will generally be treated as U.S. source gain or loss. In the case of a U.S. Holder who is an individual, capital gains are currently subject to federal income tax at preferential rates if specified minimum holding requirements are met. The deductibility of capital losses is subject to significant limitations.

The maximum individual rate for long-term capital gain is currently 15%. This rate is scheduled to increase to 20% after 2012.

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Medicare Tax

For taxable years beginning after 2012, individuals, estates and trusts will be subject to a Medicare tax of 3.8% on “net investment income,” including in particular dividends, interest, and capital gain from the sale of investment securities. The Medicare tax will apply to the lesser of such net investment income or the excess of the taxpayer’s adjusted gross income (with certain modifications) over a specified amount. The specified amount is $250,000 for married individuals filing jointly, $125,000 for married individuals filing separately, and $200,000 for single individuals.

Passive foreign investment company rules

We believe that we may be treated as a PFIC for U.S. federal income tax purposes for the current taxable year and in future years.

We would be a PFIC for U.S. federal income tax purposes in any taxable year if 75% or more of our gross income would be passive income, or on average at least 50% of the gross value of our assets is held for the production of, or produces, passive income. In making the above determination, we are treated as earning our proportionate share of any income and owning our proportionate share of any asset of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value. If we were considered a PFIC at any time when a U.S. Holder held Celsus Ordinary Shares or ADSs, we generally should continue to be treated as a PFIC with respect to that U.S. Holder, and the U.S. Holder generally will be subject to special rules with respect to (a) any gain realized on the disposition of the Celsus Ordinary Shares or ADSs and (b) any “excess distribution” by us to the U.S. Holder in respect of the Celsus Ordinary Shares or ADSs. Under the PFIC rules: (i) the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period for the Celsus Ordinary Shares or ADSs, (ii) the amount allocated to the taxable year in which the gain or excess distribution was realized or to any year before we became a PFIC would be taxable as ordinary income and (iii) the amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect in that year and an interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year. Because a U.S. Holder that is a direct (and in certain cases indirect) shareholder of a PFIC is deemed to own its proportionate share of interests in any lower-tier PFICs, U.S. Holders should be subject to the foregoing rules with respect to any of our subsidiaries characterized as PFICs, if we are deemed a PFIC. A U.S. Holder may be able to avoid many of these adverse tax consequences if it elects to mark the Celsus Ordinary Shares or ADSs to market on an annual basis. However, any such mark to market election would not be available for a lower-tier PFIC. U.S. Holders are urged to consult their tax advisors about the PFIC rules, including the advisability, procedure and timing of making a mark-to-market election and the U.S. Holder’s eligibility to file such an election (including whether the Celsus Ordinary Shares or ADSs are treated as “publicly traded” for such purpose).

A U.S. Holder will be required to file Internal Revenue Service Form 8621 if such U.S. Holder owns Celsus Ordinary Shares or ADSs in any year in which we are classified as a PFIC.

Information reporting and backup withholding

A U.S. Holder may be subject to information reporting to the IRS and possible backup withholding with respect to dividends paid on, or proceeds of the sale or other disposition of the Celsus Ordinary Shares or ADSs unless such U.S. Holder is a corporation or qualifies within certain other categories of exempt recipients or provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Amounts withheld under these rules may be credited against the U.S. Holder’s U.S. federal income tax liability and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate IRS forms and furnishing any required information. A U.S. Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

A non-U.S. Holder generally will not be subject to information reporting or backup withholding with respect to dividends on Celsus Ordinary Shares or ADSs, unless payment is made through a paying agent (or office) in the United States or through certain U.S.-related financial intermediaries. However, a Non-U.S. Holder generally may be subject to information reporting and backup withholding with respect to the payment within the United States of dividends on the Celsus Ordinary Shares or ADSs, unless such non-U.S. Holder provides a taxpayer identification number, certifies under penalties of perjury as to its foreign status, or otherwise establishes an exemption.

Pursuant to the Hiring Incentives to Restore Employment Act enacted on March 18, 2010, an individual U.S. Holder may be required to submit to the IRS certain information with respect to his or her beneficial ownership of Celsus Ordinary Shares or ADSs, unless such Ordinary Shares or ADSs are held on his or her behalf by a financial institution, as defined in Section 6038D of the Code. The new law also imposes penalties if an individual U.S. Holder is required to submit such information to the IRS and fails to do so. U.S. Holders should consult their own tax advisors regarding the application of the new law in their particular circumstances.

Dividends and Paying Agents

None.

Documents on Display

We file reports and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. We also provide Deutsche Bank Trust Americas, as depositary under the deposit agreement between us, the depositary and registered holders of the American Depositary Receipts evidencing ADSs, with annual reports, including a review of operations, and annual audited consolidated financial statements prepared in conformity with US GAAP.

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While we are a foreign private issuer, we will be exempt from the rules under the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”) prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

For more information, see “Where You Can Find More Information” below.

DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Debt Securities

Not applicable.

Warrants and Rights

April 2012 Financing

On April 4, 2012, we completed a private placement under a Securities Purchase Agreement, dated April 3, 2012, or the April Purchase Agreement, by and among us and certain institutional accredited investors named Iroquois Master Fund, Ltd. and Alpha Capital Anstalt, or the Financing. As part of the April 2012 Financing, we sold an aggregate of $1.1 million aggregate principal amount of original issue discount senior secured convertible notes, or the Notes and warrants to purchase an aggregate of 643,274 Ordinary Shares, or the April 2012 Warrants, for gross proceeds of $1.0 million. Such securities were issued in reliance on an exemption from registration pursuant to Section 4(2) and Regulation D of the Securities Act of 1933, as amended.

The April Purchase Agreement contains customary covenants. Furthermore, under the April Purchase Agreement, we were required to file a registration statement pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, on Form 20-F no later than July 4, 2012 and have such Form 20-F declared effective no later than January 4, 2013. The Form 20-F became effective on October 30, 2012 (the “Self Filing Effective Date”).

Under the April Purchase Agreement, while the April 2012 Warrants are outstanding, we have agreed not to enter into any variable rate transactions, as described in the April Purchase Agreement.

Furthermore, the April Purchase Agreement provides a participation right to the investors in the April 2012 Financing to participate in subsequent financings by us. The April Purchase Agreement also permitted the investors in the Financing to exchange their Notes for securities sold in any subsequent financing, other than certain excluded issuances. If an investor elected to make such an exchange, on a one for one exchange, such investor would receive such securities issued in the subsequent financing that an investor in the subsequent financing would have received for each $1.00 invested. On January 2, 2013 we repaid in full the convertible notes.

Description of April 2012 Warrants

As part of the April 2012 Financing, we issued to the investors warrants to purchase an aggregate of 643,274 Ordinary Shares. The April 2012 Warrants had an initial exercise price of $1.71 per share, exercisable for a term of five years, subject to adjustment. On and after the April 4, 2013, if a registration statement registering the Ordinary Shares underlying the April 2012 Warrants is not effective, the holders of the April 2012 Warrants may exercise their warrants on a cashless basis. The exercise price of the April 2012 Warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The exercise price is also subject to “full ratchet” anti-dilution adjustment. As a result of anti-dilution adjustments, the current exercise price of the April 2012 Warrants is $0.57 per share.

The convertibility of the April 2012 Warrants may be limited if, upon conversion, the holder thereof would beneficially own more than 4.9% of our Ordinary Shares.

To the extent we enter into a fundamental transaction (as defined in the April 2012 Warrants and which includes, without limitation, our entering into a merger or consolidation with another entity, our selling all or substantially all of our assets, or a person acquiring 50% of our voting shares), the holders will have the option to require us to repurchase the Warrants from the investor at its Black-Scholes value.

Description of August 2012 Warrants

On August 29, 2012, we entered into a subscription agreement with Europa International Inc. pursuant to which we sold 232,558 Ordinary Shares and five-year warrants to purchase 232,558 Ordinary Shares at an exercise price of $1.72 per share (the “August 2012 Warrants”) for an aggregate purchase price of $400,000.

November 2012 Financing

On November 30, 2012, we completed a private placement under the November Purchase Agreement. As part of the November 2012 Financing, we sold 751,500 units, each unit consisting of one Ordinary Share and one warrant to purchase one half of one Ordinary Share at a price of $2.00 per unit, for aggregate gross proceeds of $1,503,000. If all of the November 2012 Warrants are exercised, we will receive gross proceeds of $751,500. Such securities were issued in reliance on an exemption from registration pursuant to Section 4(2) and Regulation D of the Securities Act of 1933, as amended. We offered the securities with the assistance of Garden State Securities Inc. who acted as our non-exclusive placement agent and performed its services on a “best efforts” basis. As part of the compensation paid to Garden State Securities, Inc., we issued them a warrant to purchase up to 90,180 Ordinary shares, which we refer to as the GSS warrant.

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Under the terms of the November Purchase Agreement, and subject to certain limitations, from the date each investor entered into the November Purchase Agreement until the earlier of (i) the six month anniversary of the effective date of this registration statement or (ii) the date immediately following the 20 consecutive trading days wherein the trading volume for the Ordinary Shares or ADSs exceeds $100,000 per trading day, which 20 consecutive trading day period shall have commenced only after the effective date of this registration statement, each investor may elect to exchange all of its shares and warrants for any such additional securities issued by us in a subsequent financing, on the same terms and conditions as such subsequent financing, based in the per share purchase price multiplied by the number of shares being exchanged.

As part of the November 2012 Financing, the Company issued to the investors the November Warrants to purchase Ordinary Shares at an initial exercise price of $2.00 per share, exercisable for a term of five years. The exercise price is subject to standard anti-dilution adjustments.

In addition, under the terms of the November Purchase Agreement, from the date each investor entered into the November Purchase Agreement until the earlier of (i) the six month anniversary of the effective date of a registration statement or (ii) the date immediately following the 20 consecutive trading days wherein the trading volume for the Ordinary Shares or ADSs exceeds $100,000 per trading day, each investor may elect to exchange all of its shares and warrants for any such additional securities issued by us in a subsequent financing (as defined in the November Purchase Agreement), on the same terms and conditions as provided to the investors in a subsequent financing on a $1 for $1 basis, in lieu of cash consideration.

Description of the November 2012 Warrants and the GSS Warrant

As part of the November 2012 Financing, we issued to the investors the November 2012 Warrants to purchase an aggregate of 375,750 Ordinary Shares and the GSS Warrants to purchase up to 90,180 Ordinary Shares. The November 2012 Warrants and the GSS Warrants have an initial exercise price of $2.00 per share, exercisable for a term of five years, subject to adjustment. On and after the November 30, 2013, if a registration statement registering the Ordinary Shares underlying the November 2012 Warrants is not effective, the holders of the November 2012 Warrants may exercise their warrants on a cashless basis. If all the November 2012 Warrants and GSS Warrants are exercised for cash, we will receive an aggregate of $931,860.

The convertibility of the November 2012 Warrants may be limited if, upon conversion, the holder thereof would beneficially own more than 4.9% of our Ordinary Shares.

To the extent we enter into a fundamental transaction (as defined in the November 2012 Warrants and which includes, without limitation, our entering into a merger or consolidation with another entity, our selling all or substantially all of our assets, or a person acquiring 50% of our voting shares), the holders will have the option to require us to repurchase the Warrants from the investor at its Black-Scholes value.

Other Securities

Not applicable.

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of ten (10) Ordinary Shares deposited with State Street Bank & Trust Company, having its principal office at 525 Ferry Road, Crewe Toll, Edinburgh, EH5 2AW Scotland, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. English law governs shareholder rights. The depositary will be the holder of the Ordinary Shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt.

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in the DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

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Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Ordinary Shares) set by the depositary with respect to the ADSs.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares or any net proceeds from the sale of any Ordinary Shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

•	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any Ordinary Shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell Ordinary Shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Ordinary Shares. The depositary may sell a portion of the distributed Ordinary Shares sufficient to pay its fees and expenses in connection with that distribution.

•	Elective Distributions in Cash or Shares. If we offer holders of our Ordinary Shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Ordinary Shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Ordinary Shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Ordinary Shares.

•	Rights to Purchase Additional Shares. If we offer holders of our Ordinary Shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay. U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

•	The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

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Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

The depositary may refuse to accept for surrender ADSs only in the case of (i) temporary delays caused by closing our transfer books or those of the depositary or the deposit of our Ordinary Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any laws or governmental regulations relating to depositary receipts or to the withdrawal of deposited securities. Subject thereto, in the case of surrender of a number of ADSs representing other than a whole number of our Ordinary Shares, the depositary will cause ownership of the appropriate whole number of our Ordinary Shares to be delivered in accordance with the terms of the deposit agreement and will, at the discretion of the depositary, either (i) issue and deliver to the person surrendering such ADSs a new ADS representing any remaining fractional Ordinary Share or (ii) sell or cause to be sold the fractional Ordinary Shares represented by the ADSs surrendered and remit the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes and/or governmental charges) to the person surrendering the ADS.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Ordinary Shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the Ordinary Shares.

If we ask for your instructions and upon timely notice from us as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the Ordinary Shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only by mail and in respect of a number of ADSs representing an integral number of our Ordinary Shares or other deposited securities. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of the United Kingdom and the provisions of our constitutive documents, to vote or to have its agents vote the Ordinary Shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Ordinary Shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Ordinary Shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions . This means that you may not be able to exercise your right to vote and you may have no recourse if the Ordinary Shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we are required to give the depositary 30 days’ advance notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date, and the depositary will mail you a notice.

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Fees and Charges

As a holder of American Depository Shares, or ADSs, you will be required to pay the following service fees to the depositary bank:

Service:	Fee:
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to $0.05 per ADS issued
Cancellation of ADSs, including in the case of termination of the deposit agreement	Up to $0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions	Up to $0.05 per ADS held
Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to $0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase ADSs additional ADSs	A fee equivalent to the fee that would be payable if securities distributed to you had been Ordinary Shares and the Ordinary Shares had been deposited for issuance of ADSs
Depositary services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary bank
Transfer of ADRs	$1.50 per certificate presented for transfer

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of Ordinary Shares charged by the registrar and transfer agent for the Ordinary Shares in the United Kingdom (i.e., upon deposit and withdrawal of Ordinary Shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Ordinary Shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of Ordinary Shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and any other regulatory requirements that are not currently applicable but may arise or become applicable to Ordinary Shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights, etc.), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary has agreed to reimburse us for a portion of certain expenses we incur that are related to establishment and maintenance of the American Depository Receipt, or ADR, program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of ADSs. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.

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Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our Ordinary Shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the Ordinary Shares that are not distributed to you or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Ordinary Shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

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Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

•	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting Ordinary Shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

•	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

•	disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, Ordinary Shares or deposited securities.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of Ordinary Shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Ordinary Shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying Ordinary Shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Ordinary Shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our Ordinary Shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Ordinary Shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

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Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Ordinary Shares. This is called a pre-release of the ADSs. The depositary may also deliver Ordinary Shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Ordinary Shares are delivered to the depositary. The depositary may receive ADSs instead of Ordinary Shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the Ordinary Shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such Ordinary Shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such Ordinary Shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such Ordinary Shares or ADSs in its records, and (e) unconditionally guarantees to deliver such Ordinary Shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary, in its sole discretion, may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions. The depositary may also set limits with respect to the number of ADSs and Shares involved in pre-release transactions with any one person on a case-by-case basis as it deems appropriate.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

LEGAL MATTERS

The validity of the Ordinary Shares being offered by this prospectus and other legal matters concerning this offering relating to English law will be passed upon for us by Fladgate LLP.

EXPERTS

The consolidated financial statements of Celsus Therapeutics PLC and its subsidiaries as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 appearing in this prospectus have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst &Young Global, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

1.	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2013 filed on March 24, 2014;

2.	Our Forms 6-K filed with the SEC on April 30, 2013, May 2, 2013, May 8, 2013, May 22, 2013, June 20, 2013, September 18, 2013, September 20, 2013, October 3, 2013, October 24, 2013, December 11, 2013, February 3, 2014, February 5, 2014, February 12, 2014 and March 31, 2014; and

3.	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on January 30, 2014, including any amendment or report filed for the purpose of updating such description.

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We may incorporate additional Forms 6-K by identifying in such Forms that they are being incorporated by reference into this prospectus.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: 53 Davies Street, London W1K 5JH, United Kingdom, Attention: Investor Relations, telephone: +44-203-318-3004. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and the ADSs. You may review and copy the registration statement, reports and other information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site at http://www.sec.gov.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934 as applicable to foreign private issuers. Our annual reports on Form 20-F for the year ended December 31, 2013 and subsequent years will be due four months following the year end. We are not required to disclose certain other information that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Securities Exchange Act of 1934 prescribing the furnishing of proxy statements to shareholders and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Securities Exchange Act of 1934.

As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) that, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC, which do apply to us as a foreign private issuer.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of England and Wales. Several of our directors and officers reside outside the United States, and a portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or certain of our directors and executive officers or have any of them appear in a U.S. court.

Mark S. Cohen of Pearl Cohen Zedek Latzer, LLP, our Executive Chairman, is our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction in the Borough of Manhattan in New York, New York, arising out of or based upon this offering.

Fladgate LLP, our English solicitors, has advised us that there is some doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom.

An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.

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DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As described in the registration statement of which this prospectus forms a part, our Articles of Association and certain provisions of English law contain provisions relating to the ability of our officers and directors to be indemnified by us for costs, charges, expenses, losses and other liabilities which are sustained or incurred in the performance of the officer’s or director’s duties for us. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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2,608,437 Ordinary Shares

CELSUS THERAPEUTICS PLC

PROSPECTUS